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Exhibit 2.01

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

BY AND AMONG

THE SHAREHOLDERS AND OPTIONHOLDER
OF
KANAWHA INSURANCE COMPANY
IDENTIFIED ON SCHEDULE A

AND

KMG AMERICA CORPORATION

August 2, 2004

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1.	Accounts	1
1.2.	Action	1
1.3.	Actual Net Worth	1
1.4.	Administrative Agreements	2
1.5.	Affiliate	2
1.6.	Agreement	2
1.7.	Annual Statement	2
1.8.	Assets	2
1.9.	Bank Accounts	2
1.10.	Books and Records	2
1.11.	Business Day	2
1.12.	Buyer	2
1.13.	Buyer Claim	2
1.14.	Buyer Claim Notice	3
1.15.	Buyer Election Notice	3
1.16.	Buyer Indemnified Parties	3
1.17.	Buyer's Intentional Fraud	3
1.18.	Closing	3
1.19.	Closing Date	3
1.20.	Closing Date Balance Sheet	3
1.21.	Closing Date Net Worth	3
1.22.	COBRA	3
1.23.	Code	3
1.24.	Company	3
1.25.	Company Beneficiary	3
1.26.	Company Benefit Plans	3
1.27.	Company ERISA Affiliate	3
1.28.	Company Investment Assets	3
1.29.	Confidentiality Agreement	4
1.30.	Contracts	4
1.31.	December Balance Sheet	4
1.32.	December Net Worth	4
1.33.	Deferred Amount	4
1.34.	Deposit	4
1.35.	DOL	4
1.36.	Environmental	4
1.37.	Equipment	4
1.38.	ERISA	4
1.39.	Escrow Agent	4
1.40.	Escrow Agreement	4
1.41.	Escrow Fund	4
1.42.	Exceptional Claim	4
1.43.	Extended Deductible	4

i

1.44.	Fair Value	5
1.45.	Final Purchase Price	5
1.46.	GAAP	5
1.47.	GAAP Financial Statements	5
1.48.	Governmental Authority	5
1.49.	Hazardous Material	5
1.50.	HSR Act	5
1.51.	Independent Accountant	5
1.52.	Initial Deductible	5
1.53.	Initial Purchase Price	5
1.54.	Insurance Department	5
1.55.	Intellectual Property	5
1.56.	IRS	6
1.57.	IRS Notice	6
1.58.	Knowledge of Buyer	6
1.59.	Knowledge of the Company	6
1.60.	Law	6
1.61.	Lien	6
1.62.	Loss	6
1.63.	Manage or Management	6
1.64.	Material Adverse Effect	6
1.65.	Material Contracts	6
1.66.	Minimum Net Worth	6
1.67.	Net Worth Methodology	7
1.68.	Opinion of Buyer's Counsel	7
1.69.	Opinion of Sellers' Counsel	7
1.70.	Option Price	7
1.71.	Optionholder	7
1.72.	Options	7
1.73.	Original Agreement	7
1.74.	Ownership Percentage	7
1.75.	Performance Share Plan	7
1.76.	Permitted Liens	7
1.77.	Person	7
1.78.	Pro Rata Share	7
1.79.	Quarterly Statement	8
1.80.	Rating Agencies	8
1.81.	Real Property	8
1.82.	Reinsurance Agreement	8
1.83.	Required Consents	8
1.84.	Required Permits	8
1.85.	SAP	8
1.86.	Seller Claim	8
1.87.	Seller Claim Notice	8
1.88.	Seller Election Notice	8
1.89.	Seller Indemnified Party	8

1.90.	Sellers	8
1.91.	Sellers' Intentional Fraud	8
1.92.	Sellers Liabilities	8
1.93.	Shares	9
1.94.	Shareholders	9
1.95.	Shareholders' Representative	9
1.96.	SAP Financial Statements	9
1.97.	Subsidiaries	9
1.98.	Tax Returns	9
1.99.	Taxes	9
1.100.	Transactions	9
ARTICLE II	PURCHASE AND SALE	10
2.1.	Purchase and Sale	10
2.2.	Initial Purchase Price.	10
2.3.	Escrow Fund	10
2.4.	Deliveries at Closing	10
2.5.	Closing Date Balance Sheet	10
2.6.	Settlement of Final Purchase Price	11
2.7.	Shareholders' Representative	11
2.8.	Withholding Taxes	12
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	12
3.1.	Organization of Sellers	12
3.2.	Authorization; Execution and Delivery; Enforceability	12
3.3.	No Violation or Conflict by Sellers; Consents	13
3.4.	Title to Shares and Options	13
ARTICLE IV	ADDITIONAL WARRANTIES OF SELLER CONCERNING THE COMPANY AND THE SUBSIDIARIES	13
4.1.	Organization and Authority of the Company	13
4.2.	Capitalization	14
4.3.	Subsidiaries	14
4.4.	No Violation or Conflict by the Company or the Subsidiaries; Consents	15
4.5.	Title to and Sufficiency of Assets	15
4.6.	Bank Accounts	15
4.7.	No Litigation	15
4.8.	Material Contracts	15
4.9.	Accounts	16
4.10.	Real Property	16
4.11.	Intellectual Property	17
4.12.	SAP Financial Statements; Reserves	17
4.13.	GAAP Financial Statements; Financial Controls	18
4.14.	Insurance Coverage	19

4.15.	Ordinary Course Operation	19
4.16.	Absence of Undisclosed Liabilities	19
4.17.	Tax Matters	19
4.18.	Employee Benefit Plans	22
4.19.	Compliance with Law	25
4.20.	Insurance Issued by the Company	27
4.21.	Regulatory Agreements	28
4.22.	Administrative Agreements	28
4.23.	Company Investment Assets	28
4.24.	Ratings	28
4.25.	Transactions With Affiliates	28
4.26.	No Broker	29
4.27.	Environmental Conditions	29
4.28.	Labor Matters	30
4.29.	Reinsurance	30
4.30.	Distributions	30
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1.	Organization	31
5.2.	Authorization; Execution and Delivery; Enforceability	31
5.3.	No Violation or Conflict by Buyer	31
5.4.	No Broker	31
5.5.	Litigation	31
5.6.	Investment Intent	31
5.7.	HSR Act	31
ARTICLE VI	COVENANTS	32
6.1.	Conduct of Business of the Company; Continued Ownership of the Shares and Options	32
6.2.	No Solicitation	34
6.3.	Access to Information	34
6.4.	State Regulatory Approvals	34
6.5.	Additional Efforts	35
6.6.	Public Announcements	35
6.7.	Performance Share Plan	35
6.8.	Release of Share Related Claims	35
ARTICLE VII	CONDITIONS PRECEDENT TO CLOSING	35
7.1.	Conditions Precedent to Obligations of Buyer	35
7.2.	Conditions Precedent to Obligations of Sellers	37
ARTICLE VIII	INDEMNITIES AND ADDITIONAL COVENANTS	38
8.1.	Sellers' Indemnity	38
8.2.	Buyer's Indemnity	42

8.3.	Exclusive Remedy	43
8.4.	Recoveries	43
8.5.	Mitigation and Cooperation	43
8.6.	Adjustment to Final Purchase Price	43
ARTICLE IX	POST CLOSING COVENANTS	44
9.1.	Cooperation With Respect to Tax	44
9.2.	Records	44
9.3.	Litigation Support	44
9.4.	Further Assurances	44
9.5.	Covenant Not to Compete	45
9.6.	Liability Insurance Coverage	45
ARTICLE X	TERMINATION; AMENDMENT; WAIVER	45
10.1.	Termination	45
10.2.	Effect of Termination	46
10.3.	Termination Payment	46
10.4.	Waiver	46
ARTICLE XI	MISCELLANEOUS	46
11.1.	Entire Agreement; Amendment	46
11.2.	Expenses	46
11.3.	Governing Law	47
11.4.	Assignment	47
11.5.	Notices	47
11.6.	Counterparts; Headings	48
11.7.	Specific Performance	48
11.8.	Interpretation	48
11.9.	Severability	48
11.10.	No Reliance	48
11.11.	Survival; Schedules	48

v

EXHIBITS

Exhibit 1.67	Net Worth Methodology
Exhibit 1.68	Opinion of Buyer's Counsel
Exhibit 1.69	Opinion of Sellers' Counsel
Exhibit 2.3	Escrow Agreement

SCHEDULES

Schedule A	Shareholders and Optionholder
Schedule 1.58	Knowledge of Buyer
Schedule 1.59	Knowledge of the Company
Schedule 1.76	Permitted Liens
Schedule 1.78	Pro Rata Share
Schedule 3.1	Organization of Sellers
Schedule 3.3	Required Consents of Sellers
Schedule 4.3	Subsidiaries
Schedule 4.4	Required Consents of the Company and the Subsidiaries
Schedule 4.6	Bank Accounts
Schedule 4.7	No Litigation
Schedule 4.8	Material Contracts
Schedule 4.10	Real Property
Schedule 4.11	Intellectual Property
Schedule 4.12	SAP Financial Statements; Reserves
Schedule 4.13	GAAP Financial Statements; Financial Controls.
Schedule 4.14	Insurance Coverage
Schedule 4.15	Ordinary Course Operation
Schedule 4.16	Absence of Undisclosed Liabilities
Schedule 4.17	Tax Matters
Schedule 4.18	Benefit Plans
Schedule 4.19	Compliance with Law
Schedule 4.20	Insurance Issued by the Company
Schedule 4.21	Regulatory Agreements
Schedule 4.22	Administrative Agreements
Schedule 4.23	Company Investment Assets
Schedule 4.24	Ratings
Schedule 4.25	Transactions With Affiliates
Schedule 4.27	Environmental Conditions
Schedule 4.28	Labor Matters
Schedule 4.29	Reinsurance
Schedule 5.5	Litigation
Schedule 6.1(d)	Continued Ownership of the Shares and Options
Schedule 8.1	Certain Policy Forms
Schedule 9.6	Liability Insurance Coverage

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

        This Amended and Restated Stock Purchase Agreement ("Agreement") is made as of August 2, 2004, by and among KMG America Corporation, a Virginia corporation ("Buyer"), the holders of all of the outstanding shares of capital stock of Kanawha Insurance Company, a South Carolina corporation (the "Company"), identified on Schedule A (each a "Shareholder" and collectively, the "Shareholders"), and the holders of all of the options to purchase the outstanding shares of capital stock of the Company identified on Schedule A (collectively, the "Optionholder", and together with the Shareholders, "Sellers").

RECITALS

        WHEREAS, the Shareholders are the owners of all of the outstanding shares of capital stock of the Company, namely shares of common stock, $1,549.4254 par value per share (the "Shares").

        WHEREAS, the Optionholder is the owner of all of the options to purchase Shares (the "Options").

        WHEREAS, following the exercise of options by Elliott S. Close (as described in Schedule 6.1(d)), the number of Shares owned by each Shareholder and the number of Options owned by the Optionholder will be as set forth on Schedule A.

        WHEREAS, Buyer and Sellers are parties to a Stock Purchase Agreement dated as of June 9, 2004 (the "Original Agreement"), pursuant to which Buyer agreed to acquire, and Sellers agreed to sell, all of the outstanding Shares (including Shares to be issued upon the exercise of the Options); and

        WHEREAS, Buyer and Sellers mutually desire to amend and restate the Original Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

ARTICLE I
DEFINITIONS

        When used in this Agreement, the following terms shall have the meanings specified:

        1.1.    Accounts.    "Accounts" shall mean all accounts receivable, notes receivable and associated rights owned by the Company and the Subsidiaries.

        1.2.    Action.    "Action" shall mean any action, claim, suit, litigation, arbitration, or governmental investigation or proceeding.

        1.3.    Actual Net Worth.    "Actual Net Worth" shall mean, as of any applicable date, the amount by which the consolidated total assets of the Company on the applicable date exceed the total liabilities on such date, with total assets and total liabilities calculated in accordance with the Net Worth Methodology.

        1.4.    Administrative Agreements.    "Administrative Agreements" shall have the meaning given in Section 4.22.

        1.5.    Affiliate.    "Affiliate" shall mean, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term "Affiliate" and elsewhere herein with respect to any Affiliate of any Person, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

        1.6.    Agreement.    "Agreement" shall mean this Amended and Restated Stock Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

        1.7.    Annual Statement.    "Annual Statement" shall mean the annual statement of the Company filed with or submitted to the Insurance Department in the State of South Carolina on forms prescribed or permitted by such authority.

        1.8.    Assets.    "Assets" shall mean all of the assets of the Company and the Subsidiaries, including, without limitation, the Accounts, Bank Accounts, Books and Records, Contracts, Equipment, Intellectual Property and Real Property.

        1.9.    Bank Accounts.    "Bank Accounts" shall mean the checking accounts, savings accounts, custodial accounts, brokerage accounts, certificates of deposit, safe deposit boxes and other bank or brokerage accounts maintained by the Company or any of the Subsidiaries being listed on Schedule 4.6.

        1.10.    Books and Records.    "Books and Records" shall mean original or true copies of all of the books, records, ledgers, files, data and information of the Company and the Subsidiaries (including customer and supplier lists, personnel records, plans, architectural plans, drawings and specifications, creative materials, financial and accounting records, advertising materials, promotional materials, purchase orders and invoices, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence).

        1.11.    Business Day.    "Business Day" shall mean any day other than Saturday, Sunday or other day that commercial banks in South Carolina, are generally authorized to close.

        1.12.    Buyer.    "Buyer" shall have the meaning given in the first paragraph of this Agreement.

        1.13.    Buyer Claim.    "Buyer Claim" shall mean any Loss indemnifiable by Sellers pursuant to Section 8.1(a).

        1.14.    Buyer Claim Notice.    "Buyer Claim Notice" shall have the meaning given in Section 8.1(c).

        1.15.    Buyer Election Notice.    "Buyer Election Notice" shall have the meaning given in Section 8.2(c).

        1.16.    Buyer Indemnified Parties.    "Buyer Indemnified Parties" shall have the meaning given in Section 8.1(a).

        1.17.    Buyer's Intentional Fraud.    "Buyer's Intentional Fraud" shall mean any act of intentional fraud by Buyer or Kenneth Kuk in connection with this Agreement.

        1.18.    Closing.    "Closing" shall mean the consummation of the purchase and sale of the Shares to be held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia, or at such other place as Buyer and Shareholders' Representative may mutually agree.

        1.19.    Closing Date.    "Closing Date" shall mean the third Business Day following the satisfaction of the conditions set forth in Article VII or such other date as Buyer and Shareholders' Representative may mutually agree.

        1.20.    Closing Date Balance Sheet.    "Closing Date Balance Sheet" shall mean the consolidated balance sheet of the Company as of the last day of the quarter end immediately prior to the Closing Date, to be prepared and delivered as set forth in Section 2.5.

        1.21.    Closing Date Net Worth.    "Closing Date Net Worth" shall mean the Actual Net Worth reflected on the Closing Date Balance Sheet.

        1.22.    COBRA.    "COBRA" shall have the meaning given in Section 4.18(f).

        1.23.    Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended, and (where appropriate) any predecessor or successor provision of law.

        1.24.    Company.    "Company" shall have the meaning given in the first paragraph of this Agreement.

        1.25.    Company Beneficiary.    "Company Beneficiary" shall have the meaning given to such term in Section 4.18(a).

        1.26.    Company Benefit Plans.    "Company Benefit Plans" shall have the meaning given to such term in Section 4.18(a).

        1.27.    Company ERISA Affiliate.    "Company ERISA Affiliate" shall have the meaning given to such term in Section 4.18(c).

        1.28.    Company Investment Assets.    "Company Investment Assets" shall have the meaning given in Section 4.23.

        1.29.    Confidentiality Agreement.    "Confidentiality Agreement" shall mean that Confidentiality Agreement dated January 22, 2004 by and among the Company, Starring Financial Marketing Company and Buyer.

        1.30.    Contracts.    "Contract" shall mean any contract, obligation, commitment or agreement, whether written or oral, that is legally binding, together with all amendments and other modifications thereto.

        1.31.    December Balance Sheet.    "December Balance Sheet" shall mean the audited consolidated balance sheet of the Company as of December 31, 2003 included in the GAAP Financial Statements.

        1.32.    December Net Worth.    "December Net Worth" shall mean $173,476,529, the Actual Net Worth as of December 31, 2003 as reflected on the December Balance Sheet and calculated in accordance with the Net Worth Methodology.

        1.33.    Deferred Amount.    "Deferred Amount" shall mean $25,000,000.00.

        1.34.    Deposit.    "Deposit" shall have the meaning given in Section 4.20.

        1.35.    DOL.    "DOL" shall have the meaning given in Section 4.18(b)(iii).

        1.36.    Environmental.    "Environmental" shall mean relating to the Management of any Hazardous Material, the response to contamination, or the protection of human health, the environment or natural resources.

        1.37.    Equipment.    "Equipment" shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering and other items of tangible personal property owned or leased by the Company or any Subsidiary.

        1.38.    ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.39.    Escrow Agent.    "Escrow Agent" shall have the meaning given in Section 2.3.

        1.40.    Escrow Agreement.    "Escrow Agreement" shall have the meaning given in Section 2.3.

        1.41.    Escrow Fund.    "Escrow Fund" shall have the meaning given in Section 2.3.

        1.42.    Exceptional Claim.    "Exceptional Claim" shall mean a Buyer Claim based on Sellers' Intentional Fraud or arising from breaches of Sellers' representations and warranties set forth in Section 3.4.

        1.43.    Extended Deductible.    "Extended Deductible" shall have the meaning given in Section 8.1(d)(i).

        1.44.    Fair Value.    "Fair Value" shall mean the amount at which an asset could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale; provided, however, that if a quoted market price is available for an asset, fair value will be the product of the number of units of the asset times its market price.

        1.45.    Final Purchase Price.    "Final Purchase Price" shall mean the Initial Purchase Price as adjusted pursuant to Section 2.6 (exclusive of the interest on such adjustment as contemplated in such Section 2.6).

        1.46.    GAAP.    "GAAP" shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

        1.47.    GAAP Financial Statements.    "GAAP Financial Statements" shall have the meaning given in Section 4.13.

        1.48.    Governmental Authority.    "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or self-regulatory organization, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

        1.49.    Hazardous Material.    "Hazardous Material" shall mean any material the exposure to, access to or Management of which is now prohibited or regulated by any Law.

        1.50.    HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), as amended, and the rules promulgated thereunder.

        1.51.    Independent Accountant.    "Independent Accountant" shall have the meaning given in Section 2.5.

        1.52.    Initial Deductible.    "Initial Deductible" shall have the meaning given in Section 8.1(d)(i).

        1.53.    Initial Purchase Price.    "Initial Purchase Price" shall mean $150,000,000.00.

        1.54.    Insurance Department.    "Insurance Department" shall mean, for each of the states listed on Schedules 4.1 and 4.3, the appropriate insurance regulatory authority of such state.

        1.55.    Intellectual Property.    "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, (g) all rights as a licensee or authorized user of the intellectual property of any third party, and (h) all copies and tangible embodiments thereof (in whatever form or medium) used in the business of the Company or any of the Subsidiaries, including the Intellectual Property listed on Schedule 4.11.

        1.56.    IRS.    "IRS" shall mean the Internal Revenue Service of the United States.

        1.57.    IRS Notice.    "IRS Notice" shall mean the notice from the IRS concerning the tax year ending December 31, 2001 and identified in Schedule 4.17.

        1.58.    Knowledge of Buyer.    "Knowledge of Buyer" shall mean the actual knowledge of any person listed on Schedule 1.58.

        1.59.    Knowledge of the Company.    "Knowledge of the Company" shall mean the actual knowledge of any person listed on Schedule 1.59.

        1.60.    Law.    "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, orders, judgments and decrees of any Governmental Authority promulgated thereunder.

        1.61.    Lien.    "Lien" shall mean any and all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, conditional sale or other title retention agreements and other impositions.

        1.62.    Loss.    "Loss" shall mean all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including reasonable attorneys' fees and other legal costs and expenses.

        1.63.    Manage or Management.    "Manage" or "Management", with respect to any material, shall mean the manufacture, disturbance, generation, use, transportation, emission, discharge, treatment, storage, disposal, release, assessment or remediation thereof.

        1.64.    Material Adverse Effect.    "Material Adverse Effect" shall mean any change or effect that is materially adverse to (i) the business, operations, properties, prospects, or financial condition of the Company and the Subsidiaries, taken as a whole, excluding any changes or effects (y) caused by changes in general economic conditions or changes generally affecting the industry of the Company and the Subsidiaries or (z) specifically reserved for in the December Balance Sheet or (ii) the ability of any Person to perform his or its obligations under this Agreement.

        1.65.    Material Contracts.    "Material Contracts" shall have the meaning given in Section 4.8.

        1.66.    Minimum Net Worth.    "Minimum Net Worth" shall mean $172,476,529.

        1.67.    Net Worth Methodology.    "Net Worth Methodology" shall mean the methodology utilized to calculate December Net Worth and Closing Date Net Worth for purposes of this Agreement as set forth on Exhibit 1.67.

        1.68.    Opinion of Buyer's Counsel.    "Opinion of Buyer's Counsel" shall mean the opinion of Hunton & Williams LLP, counsel to Buyer, substantially in the form of Exhibit 1.68.

        1.69.    Opinion of Sellers' Counsel.    "Opinion of Sellers' Counsel" shall mean the opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Sellers, substantially in the form of Exhibit 1.69.

        1.70.    Option Price.    "Option Price" shall mean the exercise price associated with the Options, and shall be at least $6,000,000.00.

        1.71.    Optionholder.    "Optionholder" shall have the meaning given in the first paragraph of this Agreement.

        1.72.    Options.    "Options" shall have the meaning given in the Recitals to this Agreement.

        1.73.    Original Agreement.    "Original Agreement" shall have the meaning given in the Recitals to this Agreement.

        1.74.    Ownership Percentage.    "Ownership Percentage" with respect to each Seller, shall mean that percentage set forth opposite each Seller's name on Schedule A.

        1.75.    Performance Share Plan.    "Performance Share Plan" shall mean the Performance Share Plan of the Company, effective January 1, 2000.

        1.76.    Permitted Liens.    "Permitted Liens" shall mean (i) any mechanic's, materialmen's or similar statutory lien incurred in the ordinary course of business for monies not yet due, (ii) any Lien for Taxes not yet due and payable and other Liens for Taxes that the Company or a Subsidiary is contesting in the amounts and through proceedings disclosed in Schedule 4.7, (iii) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the Assets, (iv) any recorded easement, covenant, zoning or other restriction or Lien on the Real Property that, together with all other Permitted Liens, does not prohibit or impair the current use or occupancy of the property subject thereto and does not impair, in any material respect, the value or marketability of title of the property subject thereto, and (v) any other Lien described on Schedule 1.76.

        1.77.    Person.    "Person" shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government, Governmental Authority, and any regulatory or self-regulatory authority or agency or other entity.

        1.78.    Pro Rata Share.    "Pro Rata Share", with respect to each Seller, shall mean that percentage set forth opposite each Seller's name on Schedule 1.78.

        1.79.    Quarterly Statement.    "Quarterly Statement" shall mean the quarterly statement of the Company filed with or submitted to the Insurance Department in the State of South Carolina on forms prescribed or permitted by such authority.

        1.80.    Rating Agencies.    "Rating Agencies" shall have the meaning given in Section 4.24.

        1.81.    Real Property.    "Real Property" shall mean all real property owned or leased by the Company or any of the Subsidiaries, together with the improvements located thereon, including all appurtenant rights, claims and interests, all of such Real Property being listed on Schedule 4.10.

        1.82.    Reinsurance Agreement.    "Reinsurance Agreement" shall have the meaning given in Section 4.29.

        1.83.    Required Consents.    "Required Consents" shall mean those consents required from parties to the Material Contracts, any Governmental Authority or other third parties that are required in order to give effect to the Transactions.

        1.84.    Required Permits.    "Required Permits" shall have the meaning given in Section 4.19.

        1.85.    SAP.    "SAP" shall mean the statutory accounting practices required or permitted by the National Association of Insurance Commissioners.

        1.86.    Seller Claim.    "Seller Claim" shall mean any Loss indemnifiable by Buyer pursuant to Section 8.2(a).

        1.87.    Seller Claim Notice.    "Seller Claim Notice" shall have the meaning given in Section 8.2(c).

        1.88.    Seller Election Notice.    "Seller Election Notice" shall have the meaning given in Section 8.1(c).

        1.89.    Seller Indemnified Party.    "Seller Indemnified Party" shall have the meaning given in Section 8.2(a).

        1.90.    Sellers.    "Sellers" shall have the meaning given in the first paragraph of this Agreement.

        1.91.    Sellers' Intentional Fraud.    "Sellers' Intentional Fraud" shall mean any act of intentional fraud by any Seller or William G. Taylor in connection with this Agreement.

        1.92.    Sellers Liabilities.    "Sellers Liabilities" shall mean the following obligations:

          (a)   all obligations of the Company or any of the Subsidiaries for legal fees and other expenses incurred in connection with the Transactions in excess of $300,000.00 (excluding, however, any expenses payable to Hart & Hickman, P.C. in connection with its Environmental review of the Company, any costs related to the abatement of asbestos or the remediation of other Environmental conditions in response to such Environmental review by Hart & Hickman, P.C. or other environmental consultants, or any payments due Ernst & Young, LLP in connection with the accounting matters associated with the offering described in Section 7.1(v));

          (b)   any obligations of the Company under the Performance Share Plan to the holders of Stock Units (as defined therein) upon a Change in Control (as defined therein) in excess of the specific accruals on the December Balance Sheet; and

          (c)   any obligation of the Company or any of the Subsidiaries to pay any special bonuses, transaction bonuses, or other special compensation, other than (i) base compensation and bonuses for performance paid in the ordinary course of its business consistent with past practice, (ii) base compensation and bonuses accrued on the December Balance Sheet, or (iii) bonuses as specifically provided in Section 6.7.

        1.93.    Shares.    "Shares" shall have the meaning given in the Recitals to this Agreement and shall be deemed to include the corresponding number of shares of capital stock issued upon the exercise of the Options.

        1.94.    Shareholders.    "Shareholders" shall have the meaning given in the first paragraph of this Agreement.

        1.95.    Shareholders' Representative.    "Shareholders' Representative" shall mean The Springs Company, a South Carolina corporation, having those duties more fully provided in Section 2.7.

        1.96.    SAP Financial Statements.    "SAP Financial Statements" shall have the meaning given in Section 4.12.

        1.97.    Subsidiaries.    "Subsidiaries" shall mean all corporations or other entities with respect to which the Company owns or otherwise controls, directly or indirectly, through one or more subsidiaries, partnerships, joint ventures or other business associations, shares representing 50% or more of the votes eligible to be cast in the election of directors or others performing similar functions of each such entity, all of such Subsidiaries being listed on Schedule 4.3.

        1.98.    Tax Returns.    "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes.

        1.99.    Taxes.    "Taxes" shall mean any and all taxes, fees, levies, imposts, duties, assessments, withholdings and other charges of any kind imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

        1.100.    Transactions.    "Transactions" means the transactions contemplated by this Agreement.

ARTICLE II
PURCHASE AND SALE

        2.1.    Purchase and Sale.    At the Closing, each Seller shall sell, and Buyer shall purchase, all right, title and interest of such Seller in and to the Shares, respectively, as set forth opposite such Seller's name on Schedule A. Immediately prior to the Closing, (i) the Optionholder shall exercise the Options and pay to the Company the Option Price and shall be issued the corresponding number of Shares with respect to such exercise, and (ii) Elliott S. Close will exercise the option referred to in Schedule 6.1(d).

        2.2.    Initial Purchase Price.

          (a)    Amount.    The Initial Purchase Price for the Shares will be $150,000,000.00. The Initial Purchase Price may be decreased in accordance with Sections 2.5 and 2.6.

          (b)    Closing Payment.    The Initial Purchase Price, less the Deferred Amount, shall be paid as follows by Buyer at the Closing:

            (i)    First, as a contribution to the capital of the Company in an amount sufficient to satisfy the Sellers Liabilities, if not satisfied prior to the Closing Date; and

            (ii)   Second, in immediately available funds to Sellers with each Seller to receive his or its share of the balance of the Initial Purchase Price based on his or its Ownership Percentage.

          (c)    Deferred Amount.    Buyer shall pay the Deferred Amount at Closing to the Escrow Agent pursuant to Section 2.3.

        2.3.    Escrow Fund.    At the Closing, Buyer shall deposit the Deferred Amount into an escrow account (the "Escrow Fund") with Wachovia Bank, N.A. (the "Escrow Agent"). The Deferred Amount shall be held by the Escrow Agent in accordance with the provisions of an escrow agreement substantially in the form of Exhibit 2.3 (the "Escrow Agreement").

        2.4.    Deliveries at Closing.    At the Closing, in addition to the deliveries required to be made at or prior to the Closing pursuant to Article VII, (i) each Seller shall deliver to Buyer certificates representing the Shares sold by such Seller duly endorsed for transfer or accompanied by a duly executed stock power and (ii) Buyer shall make the payments provided in Sections 2.2 and 2.3 by wire transfer of immediately available funds to such accounts as the Shareholders' Representative and the Escrow Agent, as applicable, shall specify to Buyer in writing at least two (2) days prior to the Closing Date.

        2.5.    Closing Date Balance Sheet.

          (a)   Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Shareholders' Representative a draft Closing Date Balance Sheet, which shall be prepared (i) in accordance with GAAP applied in a manner consistent with the past practice of the Company, except as otherwise specifically required by the Net Worth Methodology and (ii) in a manner consistent with the December Balance Sheet.

          (b)   If Shareholders' Representative has no objections to the draft Closing Date Balance Sheet, such draft shall constitute the Closing Date Balance Sheet. If Shareholders' Representative has any objections to the draft Closing Date Balance Sheet, it will deliver a detailed statement describing its objections to Buyer within thirty (30) days after receiving the draft Closing Date Balance Sheet. Shareholders' Representative and Buyer will use their commercially reasonable efforts to resolve any such objections. If Shareholders' Representative duly gives Buyer such notice of objection, and if Buyer and Shareholders' Representative fail to resolve the issues outstanding with respect to the Closing Date Balance Sheet and the calculation of the Closing Date Net Worth within thirty (30) days of Buyer's receipt of Shareholders' Representative's objection notice, Buyer and Shareholders' Representative shall submit the issues remaining in dispute to PricewaterhouseCoopers, certified public accountants (the "Independent Accountants"). If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Buyer and Shareholders' Representative shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and Shareholders' Representative within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Date Net Worth; and (iii) Buyer shall bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination and fifty percent (50%) of such fees and expenses shall be paid from the Escrow Fund.

          (c)   Buyer will make the work papers used in preparing the draft Closing Date Balance Sheet and the Closing Date Balance Sheet available to Shareholders' Representative at reasonable times and upon reasonable notice at any time during the preparation by Buyer of the draft Closing Date Balance Sheet and the resolution of any objections with respect thereto.

        2.6.    Settlement of Final Purchase Price.

          (a)   To the extent that the Closing Date Balance Sheet (as finally determined pursuant to Section 2.5) shows that Closing Date Net Worth is less than the Minimum Net Worth, Shareholders' Representative shall direct the Escrow Agent to pay out of the Escrow Fund the amount by which the Closing Date Net Worth is less than the Minimum Net Worth to Buyer by wire transfer of immediately available funds within three (3) Business Days after final determination of such Closing Date Balance Sheet.

          (b)   All payments made pursuant to this Section 2.6 shall be accompanied by accrued interest thereon from the Closing Date at an annual interest rate of one percent (1%).

        2.7.    Shareholders' Representative.    Sellers hereby irrevocably appoint Shareholders' Representative as their lawful attorney-in-fact to act in the name, place and stead of Sellers to execute and deliver the Escrow Agreement, stock powers for the Shares, and the certificates referred to in Section 7.1(f), and any amendments, supplements, modifications, waivers or terminations of this Agreement and to receive disbursements from the Escrow Fund pursuant to the Escrow Agreement and, as their agent with respect to, and with the full power to resolve, all questions, disputes, conflicts and controversies concerning (a) amounts held under the Escrow Agreement, (b) matters concerning the adjustment to the Initial Purchase Price under Sections 2.5 and 2.6, and (c) all matters concerning Buyer Claims under Article VIII. Shareholders' Representative is authorized to give all notices and take all actions deemed appropriate by and with respect to such matters, to direct the Escrow Agent to disburse funds from the Escrow Fund and will have no liability or obligation to any Seller for any act or omission taken in good faith in such capacity. Notwithstanding the foregoing, Shareholders' Representative shall have no authority as the lawful attorney-in-fact to act in the name, place and stead of the Optionholder with respect to any amendment, supplement, modification, waiver or termination of this Agreement. This appointment is coupled with an interest and is irrevocable by each Seller, and shall terminate only upon termination of Sellers' obligations pursuant to Article VIII. Notwithstanding the foregoing, in the event Shareholders' Representative resigns, is incapacitated, makes a general assignment for the benefit of its creditors, or is the subject of bankruptcy, reorganization, liquidation, dissolution or similar proceedings, Sellers shall use reasonable efforts to appoint a new Shareholders' Representative by the vote of a majority of the Sellers, with each Seller to have that number of votes determined by multiplying 100,000 by such Seller's Pro Rata Share.

        2.8.    Withholding Taxes.    Buyer shall be entitled to deduct and withhold, from any amount otherwise payable to Sellers under this Agreement, any amount Buyer is required to withhold pursuant to a revision or change in any provision of the Code or any other Law relating to Taxes arising after the date of this Agreement. Any amount so withheld shall be treated for purposes of this Agreement as having been paid to Sellers. Notwithstanding any provision of this Agreement, each Seller shall severally and not jointly, only as to himself or itself and with respect only to his or its Options and Shares, as applicable, indemnify Buyer, the Company and their respective Affiliates for all Losses arising from any failure or omission by Buyer to withhold any required withholding Tax (or portion thereof) from any payment to Sellers hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each Seller severally and not jointly, only as to himself or itself and with respect only to his or its Options and Shares, as applicable, hereby represents and warrants to Buyer that:

        3.1.    Organization of Sellers.    Each entity Seller is duly organized, validly existing and in good standing under the Laws of its respective state or jurisdiction of organization. Each Seller has full power to enter into this Agreement and to perform his or its obligations hereunder. Each entity Seller is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on its ability to perform its obligations under this Agreement, all of such jurisdictions being set forth on Schedule 3.1.

        3.2.    Authorization; Execution and Delivery; Enforceability.    The execution, delivery and performance by each Seller of this Agreement, and of all of the other documents and instruments required hereby from such Seller, are within the power of such Seller and have been duly authorized by all necessary action of such Seller. No approval of the shareholders, partners or beneficiaries of any Seller is required in connection with the execution, delivery and performance by such Seller of this Agreement. This Agreement has been duly executed and delivered by each Seller. This Agreement is, and the other documents and instruments required hereby to which each Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or other similar Laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at Law or in equity).

        3.3.    No Violation or Conflict by Sellers; Consents.    The execution, delivery and performance by each Seller of this Agreement, and the consummation of the Transactions, do not and will not (a) conflict with or violate any Law binding on such Seller or the organizational documents of such entity Seller or (b) constitute a violation or breach of any Contract to which such Seller is a party or by which he or it is bound. Other than the Required Consents of Sellers set forth on Schedule 3.3, no notice to, filing or registration with, or authorization, consent or approval of, any Person is required to be made or obtained by such Seller in connection with the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the Transactions.

        3.4.    Title to Shares and Options.    Upon exercise of the option referred to on Schedule 6.1(d), each Shareholder will be the legal owner and owns of record good and valid title to the outstanding Shares set forth next to his or its name on Schedule A, free and clear of any and all Liens, except restrictions on transferability imposed by securities Laws, the provisions of this Agreement and as set forth on Schedule A. The Optionholder owns of record good and valid title to the outstanding Options set forth next to his or its name on Schedule A, and, upon exercise of the Options, to the corresponding Shares free and clear of any and all Liens, except for restrictions on transferability imposed by securities Laws. Upon delivery of the certificates representing the Shares to Buyer at the Closing and upon Buyer's payment of the Initial Purchase Price as provided in Sections 2.2 and 2.3, good and valid title to the Shares, free and clear of all Liens, except for restrictions on transferability imposed by securities Laws or Liens created by Buyer, will pass to Buyer. Notwithstanding the foregoing, assuming the accuracy of Buyer's representations in Section 5.6 any restrictions on the transferability of the Shares imposed by securities Laws will not restrain or restrict the transfer of the Shares to Buyer.

ARTICLE IV
ADDITIONAL WARRANTIES OF SELLER CONCERNING THE COMPANY AND
THE SUBSIDIARIES

        Each Seller severally and not jointly warrants to Buyer that:

        4.1.    Organization and Authority of the Company.    The Company is duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Company is domiciled in the State of South Carolina and, to the Knowledge of the Company, is not considered by any Governmental Authority to be domiciled in any other jurisdiction. The Company has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, all of such jurisdictions being set forth on Schedule 4.1.

        4.2.    Capitalization.    As of the date of this Agreement, the authorized equity capitalization of the Company consists of 2,612.83494 shares of common stock, $1,549.4254 par value per share. The Shares set forth on Schedule A are all of the issued and outstanding capital stock of the Company, have been duly and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right. All of the Shares were offered and sold in compliance with all applicable securities Laws. Other than as set forth in this Agreement or on Schedule A, there are no options, warrants or other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Company, nor are the Company or Sellers committed to issue any such option, warrant or other right.

        4.3.    Subsidiaries.

          (a)    Ownership; Capitalization.    Schedule 4.3 is a true, correct and complete list of the Subsidiaries. Schedule 4.3 accurately sets forth for each Subsidiary, (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the holders thereof and the number of shares held by each such holder. The Company or another Subsidiary owns, of record and beneficially, good and valid title to the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Liens, except for restrictions on transferability imposed by securities Laws. All of the issued and outstanding shares of capital stock of the each Subsidiary have been duly and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right. There are no options, warrants or other rights to subscribe for or purchase any capital stock of any of the Subsidiaries or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of any of the Subsidiaries, nor are the Company, any of the Subsidiaries or Sellers committed to issue any such option, warrant or other right.

          (b)    Organization and Authority of the Subsidiaries.    Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation set forth on Schedule 4.3. Each Subsidiary has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, all of such jurisdictions being set forth on Schedule 4.3.

          (c)   Each Subsidiary has all licenses required to operate as a third party administrator or agency (or agent) in the jurisdictions shown on Schedule 4.3. Except as set forth on Schedule 4.3, no such license is the subject of a proceeding for suspension or revocation or other similar proceeding with respect to which the Company, any Subsidiary, or an authorized agent has received any notice, and, to the Knowledge of the Company, there is no pending threat of such suspension or revocation by any Insurance Department.

        4.4.    No Violation or Conflict by the Company or the Subsidiaries; Consents.    The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, do not and will not (a) conflict with or violate any Law binding on the Company or any of its Subsidiaries, the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or (b) constitute a violation or breach of any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Other than the Required Consents of the Company and the Subsidiaries set forth on Schedule 4.4, no notice to, filing or registration with, or authorization, consent or approval of, any Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the consummation of the Transactions.

        4.5.    Title to and Sufficiency of Assets.    The Company and the Subsidiaries own good, valid and marketable title to all Real Property and good and valid title to the remaining Assets (except for leased or licensed Assets that are the subject of a valid and enforceable Contract), free and clear of any and all Liens, except the Permitted Liens. The Assets constitute all tangible and intangible assets, Contracts and rights currently used in the business of the Company and the Subsidiaries as such business is presently conducted.

        4.6.    Bank Accounts.    The Bank Accounts constitute all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by or on behalf of the Company or any of the Subsidiaries. Schedule 4.6 is a true and complete listing of the Bank Accounts, and sets forth the name of each person with signature authority for each such account.

        4.7.    No Litigation.    Except as listed in Schedules 4.7 and 4.18, there is no suit, litigation, arbitration proceeding, governmental investigation or governmental action of any kind pending with respect to which the Company, any Subsidiary, any Company Benefit Plan, or an authorized agent has received notice, or, to the Knowledge of the Company, proposed or threatened (a) against the Company, any of the Subsidiaries, or any Company Benefit Plan (b) relating to the business, assets or properties of the Company or any of the Subsidiaries or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Transactions. Except as set forth in Schedule 4.7, there is no outstanding judgment, injunction, order, decree or ruling to which the Company or any of the Subsidiaries is subject.

        4.8.    Material Contracts.    Schedule 4.8 lists the following Contracts (except for the Reinsurance Agreements, the Administrative Agreements, the Real Property Contracts referred to in Section 4.10, the plans, arrangements or Contracts referred to in Section 4.18, the regulatory Contracts referred to in Section 4.21, the Contracts referred to in Section 4.25, the Contracts referred to in Section 4.29, the Intellectual Property Contracts referred to in Section 4.11, the insurance policies referred to in Section 4.14 and the forms of insurance policies set forth on Schedule 4.19) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any asset of the Company or any Subsidiary is subject (collectively, the "Material Contracts"): (a) each Contract that involves delivery or receipt of products or services of an amount or value in excess of $250,000; (b) each lease, license, rental agreement, and other Contract affecting the use of, ownership of or leasing of any leasehold or other interest in, any real or personal property (except personal property leases having a value per item or aggregate payments of less than $50,000 and with terms of less than one year); (c) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person; (d) each Contract containing any covenant that purports to restrict the business activity of the Company or any Subsidiary or limits the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person; (e) each power of attorney; (f) each Contract for indebtedness; (g) each employment Contract; (h) each guaranty or other undertaking in support of the obligations of a third party; and (i) each other Contract not terminable without penalty on less than six months notice. Each Material Contract is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at Law). The Company and the Subsidiaries have performed in all material respects and, to the Knowledge of the Company, every other party thereto has performed in all material respects each term, covenant and condition of each of the Material Contracts that is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Company and the Subsidiaries or, to the Knowledge of the Company, any other party under any of the Material Contracts. To the Knowledge of the Company, no party to any of the Material Contracts intends to cancel, terminate or exercise any option under any of the Material Contracts.

        4.9.    Accounts.    The Accounts all have arisen from bona fide transactions in the ordinary course of business.

        4.10.    Real Property.    Schedule 4.10 is a true and correct list of all Real Property. With respect to each such parcel or premises of Real Property, except as set forth on Schedule 4.10:

          (a)   there are no pending condemnation proceedings, lawsuits or administrative actions with respect to which the Company, any Subsidiary, or an authorized agent has received notice, or, to the Knowledge of the Company, with respect to which have been threatened (i) relating to such parcel or premises or (ii) other matters affecting adversely the current use, occupancy or value thereof;

          (b)   with respect to owned Real Property, and with respect to leased Real Property as to actions by or through the Company or any Subsidiary, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel or premises;

          (c)   with respect to owned Real Property, there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein; and

          (d)   there are no parties (other than the Company or any of the Subsidiaries) in possession of such parcel or premises.

        4.11.    Intellectual Property.    Schedule 4.11 contains a list of the Intellectual Property that is owned by or licensed to the Company or any of the Subsidiaries (other than off-the-shelf software products) and that is material to the business of the Company or such Subsidiary. Schedule 4.11 sets forth separately (a) all such Intellectual Property which the Company or any of the Subsidiaries exclusively owns, identifying the subject matter, any related registration and the owner, (b) all such Intellectual Property which the Company or any of the Subsidiaries uses pursuant to license or other authorization of a third party (other than off-the-shelf software products), listing the subject matter, any ancillary registration, and the source of authorization and (c) all such Intellectual Property that the Company or any of the Subsidiaries owns jointly with a third party. As to such Intellectual Property, the Company or a Subsidiary either (i) owns the entire right, title and interest thereto, or (ii) holds such Intellectual Property pursuant to an existing, valid and enforceable license, which license is listed in Schedule 4.11, except where the failure of the Company or such Subsidiary to own or have a right to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.11, there are no proceedings instituted or pending to which the Company, any Subsidiary, or an authorized agent has received notice or, to the Knowledge of the Company, proposed or threatened by any third party pertaining to, or challenging the Company's or such Subsidiary's use of, or right to use, any of the Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon any intellectual property rights owned or controlled by any third party.

        4.12.    SAP Financial Statements; Reserves.

          (a)   Sellers have previously delivered or made available (or, with respect to the quarters ended June 30, 2004 or September 30, 2004, will deliver or make available if required to be filed with the South Carolina Department of Insurance or in any other jurisdiction prior to Closing) to Buyer true and complete copies of the following (the "SAP Financial Statements"):

            (i)    the Annual Statements for the Company for each of the years ended December 31, 2001, 2002 and 2003, in each case as filed with the South Carolina Department of Insurance, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith;

            (ii)   the Quarterly Statements for the Company for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, including all exhibits, interrogatories, notes and schedules thereto; and

            (iii)  the statutory annual statements, if any, for each of the years ended December 31, 2001, 2002, 2003 and unaudited quarterly statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 of the Company which were filed in any jurisdiction other than South Carolina and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

          (b)   Except as set forth on Schedule 4.12, the SAP Financial Statements were (or will be) prepared in all material respects in accordance with SAP, applied on a basis consistent with the Company's past practice. Except as set forth on Schedule 4.12, the SAP Financial

  Statements present (or will present) fairly the statutory financial position of the Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Company for and during the respective periods covered thereby in conformity with SAP, applied on a basis consistent with the Company's past practice.

          (c)   Except as set forth on Schedule 4.12, all statutory reserves with respect to insurance as established or reflected in the SAP Financial Statements of the Company were (or will be) determined in all material respects in accordance with SAP, applied on a basis consistent with the Company's past practice based on actuarial assumptions and methodologies that were (or will be), as of the date of preparation, in compliance with, and met the requirements of the insurance Laws of the State of South Carolina. Except as set forth on Schedule 4.12, the Company owns assets that qualify as legal reserve assets under insurance Laws applicable to the Company in an amount at least equal to all such reserves and other similar amounts required by such Laws to be owned by the Company.

        4.13.    GAAP Financial Statements; Financial Controls.

          (a)   Sellers have previously delivered or made available (or, with respect to the quarters ended June 30, 2004 or September 30, 2004, will deliver or make available if such quarter end occurs forty-five (45) or more days prior to Closing) to Buyer true and complete copies of the following (the "GAAP Financial Statements"):

            (i)    the audited consolidated financial statements for the Company for each of the years ended December 31, 2001, 2002 and 2003, including all notes thereto;

            (ii)   the unaudited consolidated financial statements for the Company for the quarter ended March 31, 2004, June 30, 2004 and September 30, 2004, including all notes thereto; and

          (b)   Except as set forth on Schedule 4.13, the Company's balance sheets included in the GAAP Financial Statements, including the notes thereto, present (or will present) fairly the consolidated financial condition of the Company and the Subsidiaries as of the respective dates thereof, in accordance with GAAP applied on a basis consistent with the Company's past practice, except that the unaudited GAAP Financial Statements lack footnotes and are subject to normal year-end adjustments. Except as set forth on Schedule 4.13, the Company's consolidated statements of earnings and stockholder's equity and cash flows included in the Financial Statements, including the notes thereto, present (or will present) fairly the consolidated results of operations and cash flows of the Company and the Subsidiaries for such periods, in accordance with GAAP applied on a basis consistent with the Company's past practice.

          (c)   Except as set forth on Schedule 4.13, neither the Company nor any of the Subsidiaries is a party to any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

          (d)   The Company and each Subsidiary maintain books and records fairly reflecting its assets and liabilities and maintain internal accounting controls which provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain appropriate accountability for the Company's consolidated assets.

        4.14.    Insurance Coverage.    Except for insurance policies issued by the Company or any Subsidiary as insurer, Schedule 4.14 contains a complete list of all insurance policies (other than fidelity bonds) to which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, showing for each such policy the names of the insurer and the policy holder, the current premiums, policy limits, coverages and expiration dates. The premiums due thereon have been timely paid. Schedule 4.14 sets forth outstanding unpaid claims under such policies. Except as disclosed on Schedule 4.14, neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal of any such policy.

        4.15.    Ordinary Course Operation.    Except as set forth in Schedule 4.15, since December 31, 2003, there has not been: (a) a Material Adverse Effect, (b) any borrowings by the Company or any of the Subsidiaries other than in the ordinary course of business; (c) any Lien made on any of the properties or assets of the Company or the Subsidiaries, except for Permitted Liens; (d) any sale, transfer or other disposition of assets of the Company or any of the Subsidiaries other than in the ordinary course of business or as contemplated by this Agreement; or (e) any of the events prohibited by Section 6.1(a). Since December 31, 2003, neither the Company, the Subsidiaries nor Sellers have adopted or taken any action in contemplation of any plan of liquidation, dissolution or merger involving the Company or any of the Subsidiaries.

        4.16.    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 4.16, there are no liabilities or obligations of the Companies or any of the Subsidiaries that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations reflected or reserved against in the GAAP Financial Statements and not heretofore discharged, (b) policyholder benefits payable or other liabilities or obligations arising after March 31, 2004 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, (c) other liabilities and obligations arising in the ordinary course of business since March 31, 2004, or (d) expenses related to the Transactions contemplated by this Agreement to be paid by the Company (except as provided in Section 2.2(b) with respect to the Sellers Liabilities or in Section 11.2). Except as set forth in Schedule 4.16, neither the Company nor any of the Subsidiaries has any liability or obligation on account of any of the operations, businesses, obligations, or liabilities of any Seller or any of its Affiliates (other than the Company and the Subsidiaries).

        4.17.    Tax Matters.

          (a)   Except as set forth on Schedule 4.17:

            (i)    neither the Company, any of the Subsidiaries, nor any Person to whose liabilities the Company or any of the Subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) an affiliated group within the meaning of Section 1504(a) of the Code;

            (ii)   each of the Company and the Subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete;

            (iii)  each of the Company and the Subsidiaries has paid all Taxes due and payable by it;

            (iv)  there are no unpaid Taxes due and payable by the Company, the Subsidiaries, or any other Person that are or could become a Lien on any asset of, or otherwise adversely affect the business, properties or financial condition of, the Company or any of the Subsidiaries;

            (v)   each of the Company and the Subsidiaries is in material compliance with all applicable Tax information reporting requirements, and the records of each of them contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with all applicable Tax information reporting and Tax withholding requirements;

            (vi)  each of the Company and the Subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

            (vii) the balance sheets included in the GAAP Financial Statements reflect, in accordance with GAAP, as of their dates, the liabilities of the Company and the Subsidiaries for all Taxes for all periods ending on or before such dates, and the Books and Records of the Company and the Subsidiaries reflect, in accordance with GAAP, all liabilities for Taxes for all periods after the date of the most recent GAAP Financial Statements;

            (viii) neither the Company nor any of the Subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted in writing against or with respect to any of the Company, the Subsidiaries, or (insofar as the Company or any of the Subsidiaries may be liable therefor) any other Person by any Governmental Authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund claim or litigation, which has been commenced by the Company or any Subsidiary or for which notice has been given to the Company or any Subsidiary, with respect to any Taxes of the Company, any of the Subsidiaries, or (insofar as the Company or any of the Subsidiaries may be liable therefor) any other Person;

            (ix)  neither the Company nor any of the Subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

            (x)   none of the assets of the Company or the Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

            (xi)  neither the Company nor any of the Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

            (xii) neither the Company nor any of the Subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code;

            (xiii) there are no excess loss accounts or deferred intercompany gains with respect to the Company or any of the Subsidiaries;

            (xiv) since April 16, 1997, neither the Company nor any of the Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies, nor have stock or securities of the Company or any of the Subsidiaries been distributed in any such transaction;

            (xv) neither the Company nor any of the Subsidiaries is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement, except agreements to which no Person other than the Company and the Subsidiaries is a party or beneficiary;

            (xvi) for all taxable years for which the applicable statute of limitations on assessment or collection of Taxes has not yet expired, the Company has calculated its insurance reserves and unearned premium reserves in accordance with Section 807 of the Code;

            (xvii) the Company is not subject to any adjustment under Section 807(f) of the Code;

            (xviii) as of December 31, 2003, the balance of the Company's "policyholders surplus account" (as defined in Section 815 of the Code) was $4,284,000;

            (xix) any surplus notes issued by the Company constitute valid indebtedness for federal income Tax purposes; and

            (xx) none of the Sellers is a "foreign person" for purposes of Section 1445 of the Code.

          (b)   Schedule 4.17 describes all material Tax elections, consents and agreements made by or affecting any of the Company and the Subsidiaries that would be in effect after the Closing Date, lists all material types of Taxes paid and Tax Returns filed within the last six (6) years by or on behalf of any of the Company and the Subsidiaries, expressly indicates each Tax with respect to which any of them is or has been included in a consolidated, unitary or combined Tax Return, and describes the status, to the Knowledge of the Company, of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company, any of the Subsidiaries, or (insofar as the Company or any of the Subsidiaries may be liable therefor) any other Person.

        4.18.    Employee Benefit Plans.

          (a)    Benefit Plans.    Schedule 4.18 contains a true and complete list of (A) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) all other employee benefit agreements or arrangements, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition and nonsolicitation agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its Subsidiaries (collectively, a "Company Beneficiary") or with respect to which the Company or any of its Subsidiaries may have any liability, whether contingent or otherwise ("Company Benefit Plans").

          (b)    Disclosure of Documents.    With respect to each Company Benefit Plan, the Company has heretofore made available to Buyer, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

            (i)    the Company Benefit Plans and any amendments thereto (or if a Company Benefit Plan is not a written agreement, a description thereof);

            (ii)   the three most recent annual Form 5500 reports filed with the IRS;

            (iii)  the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. § 2520.104-23;

            (iv)  the three most recent annual Form 990 and 1041 reports filed with the IRS;

            (v)   the three most recent actuarial reports;

            (vi)  the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

            (vii) the most recent summary plan description and summaries of material modifications thereto;

            (viii) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

            (ix)  the most recent financial statement;

            (x)   the most recent determination letter received from the IRS; and

            (xi)  any agreement pursuant to which the Company or any Subsidiary is obligated to indemnify any person.

          (c)    Contributions and Payments.    All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company or any Subsidiary under Section 414 of the Code (a "Company ERISA Affiliate") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made.

          (d)    Qualification; Compliance.    The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified, and the related trust is exempt from tax under Section 501 of the Code, or the applicable remedial periods will not have ended prior to the Closing Date. Except as disclosed in Schedule 4.18, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Schedule 4.18, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable Laws governing such plan or source, including ERISA and the Code. Except as set forth in Schedule 4.18, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other Governmental Authority with respect to which the Company, any Subsidiary or any authorized agent has received notice or, to the Knowledge of the Company, is scheduled to be subject to such an audit investigation or proceeding.

          (e)    Liabilities.    With respect to each Company Benefit Plan, to the Knowledge of the Company there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable Law (including any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course and consistent with the terms of the Company Benefit Plan, could reasonably be expected to have a Material Adverse Effect on the Company.

          (f)    Retiree Welfare Plans.    Except as disclosed in Schedule 4.18, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local Law that specifically mandates continued health coverage ("COBRA")). Except as disclosed in Schedule 4.18, any such "welfare benefit plan" that provides benefits for any retired or former employees may be amended or terminated by unilateral action of the Company, and the present value, as of the Closing Date, of the direct or indirect, actual or contingent liability (other than under COBRA), under any such welfare benefit plans with respect to current and former employees, will not exceed $10,000.

          (g)    Payments Resulting from Transaction.    Except as disclosed in Schedule 4.18, the consummation or announcement of the Transactions will not (either alone or in conjunction with another event, including termination of employment) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable, or (C) any imposition of an excise tax under Section 280G or Section 4999 of the Code.

          (h)    Prohibited Transactions.    No prohibited transaction (whether or not exempt) within the meaning of section 406 of ERISA or section 4975 of the Code, or breach of any fiduciary duty under Title I of ERISA, has occurred with respect to any Company Benefit Plan or with respect to the Company or any Subsidiary.

          (i)    Defined Benefit Pension Plans.    Except as set forth in Schedule 4.18, with respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the GAAP Financial Statements. Except as set forth on Schedule 4.18, with respect to each Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA, (A) such Company Benefit Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate, (B) no such Company Benefit Plan has incurred an accumulated funding deficiency, whether or not waived, and (C) except as disclosed on Schedule 4.18, the fair market value of the assets of such Company Benefit Plan will exceed the "projected benefit obligation" as defined in Statement of Financial Accounting Standard No. 87 and the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA is zero. No Company Benefit Plan that is or was subject to Title IV of ERISA was previously terminated, nor was any filing of a notice of intent to terminate such a plan ever been made, and no events have occurred and there exists no condition or set of circumstances that present risks that any Company Benefit Plan has or is likely to experience a partial termination within the meaning of Section 411(d)(3) of the Code.

          (j)    Multiemployer Plans.    Neither the Company nor at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA. No Company Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064, or 4066 of ERISA. No Company Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No reportable event within the meaning of Section 4043 of ERISA has occurred or may reasonably be expected to occur with respect to any Company Benefit Plan.

          (k)    Nonqualified Plans.    Each Company Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as set forth in Schedule 4.18, no assets of the Company are allocated to or held in a "rabbi trust" or similar funding vehicle.

        4.19.    Compliance with Law.

          (a)   Except as set forth in Schedule 4.19, the conduct of the business of the Company and the Subsidiaries does not violate or conflict, and has not violated or conflicted, with any Law, except for (i) violations or deficiencies which have been cured or otherwise resolved to the satisfaction of the applicable Governmental Authority or (ii) violations or deficiencies which will not result in fines or penalties of more than $2,000 in any single case or more than $10,000 in the aggregate.

          (b)   The Company and each Subsidiary owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required by Law for its business and operations (the "Required Permits"). All Required Permits relating to insurance are set forth in Schedule T of the Company's Annual Statement for the year ended December 31, 2003, and all other Required Permits are listed on Schedule 4.19. The Required Permits are valid and in full force and effect and, except as disclosed on Schedule 4.19, none of Sellers, the Company or any of the Subsidiaries has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or limitation of any such permit; and except as disclosed on Schedule 4.19, to the Knowledge of the Company, there is no reasonable basis for any such suspension, revocation or limitation. The Company is licensed to write the types of insurance set forth on Schedule 4.19 in the jurisdictions shown in such Schedule, which are all types of insurance issued by the Company and all the jurisdictions in which the Company writes such insurance. Except as disclosed on Schedule 4.19, neither the Company nor any of the Subsidiaries is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described on Schedule 4.19, are the Company or any of the Subsidiaries operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

          (c)   Schedule 4.19 sets forth all forms of insurance policies and riders thereto currently issued by the Company, except as otherwise noted in Schedule 4.19. Except as set forth on Schedule 4.19, all forms of insurance policies and riders are, to the extent required under applicable Laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection and any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. No deficiencies have been asserted by any Governmental Authority to the Company or any Subsidiary with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority or deficiencies which occur in the ordinary course of the Company's or a Subsidiary's business in accordance with standard industry practice.

          (d)   The Company and each Subsidiary have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority. All such registrations, reports, statements, documents, filings and submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any such Governmental Authority or with respect to such registrations, filings or submissions, except for deficiencies which have been cured or otherwise resolved to the satisfaction of such Governmental Authority or deficiencies which occur in the ordinary course of the Company's or a Subsidiary's business in accordance with standard industry practice.

          (e)   Except as set forth on Schedule 4.19, the Company and each Subsidiary (exclusive of their independent agents) and, to the Knowledge of the Company, its independent agents, have marketed, sold and issued products of such Company in compliance with all Laws applicable to the business of the Company and each Subsidiary in the respective jurisdictions in which such products have been sold, including Laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 4.19, "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies or annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral. Except as set forth on Schedule 4.19, the Company and the Subsidiaries have not received notice (written or oral) and are not otherwise aware of any review or investigation by any Governmental Authority of any marketing conduct and/or selling practices of the Company, the Subsidiaries or their independent agents, other than periodic market conduct examinations arising in the ordinary course of business.

          (f)    The Company has (i) timely paid all state guaranty association assessments that are due, or claimed or asserted to be due, from the Company, or (ii) provided for all such assessments in their statutory financial statements, filed with the appropriate insurance regulatory authority, to the extent necessary to be in conformity in all respects with SAP for such statements.

          (g)   Sellers have previously delivered or made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of the Company or any of the Subsidiaries issued by any insurance regulator to the Company or any Subsidiary. Except as set forth on Schedule 4.19, all deficiencies or violations noted in the examination reports described above have been resolved to the satisfaction of the Insurance Department that noted such deficiencies or violations.

          (h)   The Company has made available to Buyer true and complete copies of all analyses and reports submitted by the Company or any of the Subsidiaries to any insurance regulatory authority during the past 12 months relating to risk-based capital calculations.

          (i)    Except as set forth on Schedule 4.19, (A) all life insurance contracts issued by the Company have at all times satisfied the applicable provisions of Section 101(f) or Section 7702 of the Code, (B) none of the life insurance contracts issued by the Company are "modified endowment contracts" within the meaning of Section 7702A of the Code except for contracts adequately disclosed as such to the policyholders, (C) all annuity contracts issued by the Company that are subject to Section 72(s) of the Code contain the provisions required by Section 72(s) of the Code, and (D) except for contracts adequately disclosed to the policyholders as not meeting such requirements, all long-term care insurance contracts issued by the Company meet the requirements of Section 7702(B) of the Code for "qualified long-term care insurance contracts".

          (j)    Except as set forth on Schedule 4.19, all "variable contracts" (within the meaning of Section 817 of the Code) issued by the Company have met the diversification requirements applicable thereto at all times since the issuance of such contracts.

          (k)   Except as set forth on Schedule 4.19, none of the Company, the Subsidiaries, or any of their agents has made a representation to any purchaser of a life insurance contract, long-term care insurance contract, or annuity contract that guarantees or warrants the anticipated Tax benefits of owning such contract, including the availability of any interest deduction under Sections 163 and 264(d) of the Code for any policy indebtedness.

        4.20.    Insurance Issued by the Company.    Except as set forth on Schedule 4.20:

          (a)   all insurance contract benefits due and payable by or on behalf of the Company have been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment or benefits which the Company has mistakenly failed to pay in the ordinary course of business consistent with standard industry practice;

          (b)   no agent of any of the Companies has any claim against any of the Company or Subsidiaries for any compensation or other amounts other than sales commissions and advances in the ordinary course of business;

          (c)   no insurance policy gives the holder thereof the right to receive dividends, distributions or other benefits based on the earnings or revenues of the Company; and

          (d)   the December 31, 2003 SAP Financial Statements contain a list of all funds maintained in a state of licensure by the Company under any applicable insurance law (each a "Deposit"), including any Deposit the beneficial interest of which may have been transferred in connection with a Reinsurance Agreement, the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

        4.21.    Regulatory Agreements.    Except as set forth on Schedule 4.21, the Company and the Subsidiaries are not a party to any supervisory agreement, memorandum or understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Insurance Department of any of the states listed on Schedules 4.1 or 4.3 or any other regulatory authority that relates to the conduct of the business of the Company and the Subsidiaries.

        4.22.    Administrative Agreements.    Schedule 4.22 sets forth a complete and correct list of all claims and service administration agreements to which the Company or any of the Subsidiaries is a party ("Administrative Agreements"). Copies of all such Administrative Agreements have been made available to Buyer.

        4.23.    Company Investment Assets.    Sellers have made available to Buyer a true and complete list of all investment assets (whether or not required by SAP to be reflected on a balance sheet) beneficially owned by the Company or any of the Subsidiaries, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives, real property and all other assets acquired for investment purposes ("Company Investment Assets") as of April 30, 2004. Except as set forth on Schedule 4.23, as of May 31, 2004, (i) the Company and the Subsidiaries have good and, in the case of marketable securities, marketable title to each of the Company Investment Assets, free and clear of any Liens other than Permitted Liens, (ii) none of the Company Investment Assets is in default in the payment of principal or interest or dividends or, to the Knowledge of Company, permanently impaired to any extent and (iii) the value used in preparation of the GAAP Financial Statements for the year ended December 31, 2003 and the quarter ended March 31, 2004 for each Company Investment Asset is not less than Fair Value. The acquisition by the Company and the Subsidiaries of all Company Investments Assets complied in all material respects with all applicable Laws.

        4.24.    Ratings.    The Company is rated "A-" by A.M. Best & Co. and "A (negative outlook)" by Standard & Poor's Ratings Service (collectively, the "Rating Agencies"). Except as set forth on Schedule 4.24, (i) no Rating Agency has publicly announced, provided written notice or, to the Knowledge of the Company, provided oral notice to Sellers, the Company or any Subsidiaries that it has under surveillance or review for a possible downgrading of its rating of the insurance and insurer financial strength or any claims paying ability of the Company and (ii) none of Sellers, Company and the Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice from any Rating Agency to the effect that any rating specified above is likely to be modified, qualified or lowered.

        4.25.    Transactions With Affiliates.    Except as set forth in Schedule 4.25, since January 1, 2002, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company or any Subsidiary), Sellers, any employee of the Company, the Subsidiaries or Sellers, or any Affiliate of the Company, the Subsidiaries or Sellers. Except as set forth in Schedule 4.25, (a) the Material Contracts do not include any obligation or commitment between the Company or any of the Subsidiaries and any Affiliate, (b) the Assets do not include any receivable or other obligation or commitment from an Affiliate to the Company and (c) the liabilities reflected on the GAAP Financial Statements do not include any obligation or commitment to any Affiliate.

        4.26.    No Broker.    Neither the Company nor any of the Subsidiaries is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the conveyance of the Shares to Buyer. Sellers have retained no broker or other intermediary to act on its behalf in connection with the Transactions.

        4.27.    Environmental Conditions.    Except as set forth in Schedule 4.27:

          (a)   (i) the Company has not shipped off-site, used, stored, treated, transported, manufactured, refined, handled, produced, released or disposed of any Hazardous Materials on, under, at, from or in any way affecting any of the Company's properties or assets (including all Real Property and other properties or assets now or previously owned, operated or leased by the Company), or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Law and (ii) to the Knowledge of Company, no other Person has shipped off-site, used, stored, treated, transported, manufactured, refined, handled, produced, released or disposed of any Hazardous Materials on, under, at, from or in any way affecting any such property or asset in any manner which constituted or constitutes a violation of any applicable Environmental Law.

          (b)   (i) there has been no off-site shipment of any Hazardous Materials by the Company and (ii) there has been no use, storage, treatment, transport, manufacture, refining, handling, production, release or disposal of any Hazardous Materials on, under, at, from or in any way affecting any of the Company's properties or assets (including all Real Property and other properties or assets now or previously owned, operated or leased by the Company), which off-site shipment, use, storage, treatment, transport, manufacture, refining, handling, production, release, disposal, condition or circumstance could cause the Company to be subject to any liabilities or obligations after the Closing Date. The Company has not received any notices or claims that it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any other Law regarding contaminated property.

          (c)   The Company has received all Permits as may be required under applicable Environmental Laws to conduct its business, and is in compliance in all material respects with the terms and conditions of each such Permit. Such Permits will not be voided or modified by the Transactions and will remain in full force and effect following the Closing.

          (d)   To the Knowledge of the Company, no underground storage tanks are present, and no asbestos containing materials remain in place, on any of the Company's Real Property owned, operated or leased by the Company.

          (e)   To the Knowledge of the Company, the Company has provided or otherwise made available all information and documentation (whether or not privileged) in the possession of the Company regarding Environmental matters to Buyer.

        4.28.    Labor Matters.    Except as set forth in Schedule 4.28, with respect to employees of the Company and the Subsidiaries:

          (a)   the Company and the Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; and

          (b)   there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending for which notice has been given to the Company, any Subsidiary, or an authorized agent or, to the Knowledge of the Company, proposed or threatened against the Company or any of the Subsidiaries relating to employment, employment practices, terms and conditions of employment or wages and hours.

        4.29.    Reinsurance.

          (a)   Schedule 4.29 sets forth a true and complete list of each contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which the Company is a party which is currently in effect (the "Reinsurance Agreements").

          (b)   Except as required by Law or as disclosed on Schedule 4.29, all amounts payable as of the date of this Agreement by the Company under any Reinsurance Agreement and, to the Knowledge of the Company, all amounts payable as of the date of this Agreement by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the Contracts under which they arose.

          (c)   Except as disclosed on Schedule 4.29, to the Knowledge of the Company, no reinsurer (other than the Company) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its obligations under such Reinsurance Agreements or is in default under any Reinsurance Agreement and Sellers are not aware of any impairment of the financial condition of any such other party to the extent that a default thereunder could reasonably be anticipated. Each Reinsurance Agreement is in compliance with applicable insurance Laws regarding life and health reinsurance agreements. The Company has not entered into any transaction or series of transactions that are required to be recorded as financial reinsurance pursuant to SAP.

        4.30.    Distributions.    Since December 31, 2003, the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its capital stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Sellers that:

        5.1.    Organization.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power to enter into this Agreement and to perform its obligations hereunder.

        5.2.    Authorization; Execution and Delivery; Enforceability.    The execution, delivery and performance by Buyer of this Agreement, and of all of the documents and instruments required hereby from Buyer, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or other similar Laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at Law or in equity)).

        5.3.    No Violation or Conflict by Buyer.    The execution, delivery and performance of this Agreement by Buyer, and the consummation of the Transactions, do not and will not (a) conflict with or violate any Law binding on Buyer or the Articles of Incorporation or Bylaws of Buyer or (b) constitute a violation or breach of any Contract to which Buyer is a party or by which it is bound. No notice to, filing or registration with, or authorization, consent or approval of, any Person is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation of the Transactions.

        5.4.    No Broker.    Buyer has retained no broker or other intermediary to act on its behalf in connection with the Transactions except for Friedman, Billings, Ramsey & Co., Inc. and Buyer will pay all fees due to Friedman, Billings, Ramsey & Co., Inc. in connection with the Transactions.

        5.5.    Litigation.    Except as listed in Schedule 5.5, there is no claim, suit, litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending for which notice has been given to Buyer or, to the Knowledge of Buyer, proposed or threatened against Buyer that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Transactions.

        5.6.    Investment Intent.    Buyer is acquiring the Shares for its own account and not with a view to distribution of the Shares in violation of the Securities Act of 1933, as amended.

        5.7.    HSR Act.    As of the Closing Date: (i) the ultimate parent entity (as such term is defined in the HSR Act) of the acquiring person (as such term is defined under the HSR Act) will be Buyer; and (ii) Buyer, together with entities included within it under the HSR Act, will not have annual net sales or total assets of $10,000,000 or more, as calculated pursuant to the HSR Act for purposes of the "size-of-person" test in Section 7A(a)(2)(B)(ii) of the HSR Act.

ARTICLE VI
COVENANTS

        6.1.    Conduct of Business of the Company; Continued Ownership of the Shares and Options.

          (a)   Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers shall cause the Company and the Subsidiaries to conduct their operations according to their ordinary and usual course of business and consistent with past practice, and Sellers shall cause the Company and the Subsidiaries to use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, Sellers shall ensure that the Company and the Subsidiaries will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

            (i)    amend their Articles of Incorporation or Bylaws, except that Sellers will cause the Company to amend its Articles of Incorporation so as to increase the number of authorized shares of capital stock by a number sufficient to allow the Optionholder's exercise of the Options;

            (ii)   except for the issuance of Shares pursuant to the exercise of Options, authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities;

            (iii)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities;

            (iv)  participate in any merger, consolidation or share exchange or other business combination;

            (v)   (A) incur or assume any debt not currently outstanding (except for trade payables in the ordinary course of business and consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person or otherwise incur any other contingent liability, (C) make any loans, advances or capital contributions to, or investments in, any other Person, except reasonable travel advances in the ordinary course of business and any loans or advances between the Company and any Subsidiary or (D) authorize any capital expenditure, other than capital expenditures as to which the Company is contractually committed as of the date hereof pursuant to a Contract specifically disclosed on Schedule 4.8;

            (vi)  adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee or the dependent or beneficiary of any present or former director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (vii) enter into or terminate any Material Contract other than in the ordinary course of business and in a manner consistent with past practice;

            (viii) acquire, sell, lease or dispose of any assets (including the Company Investment Assets) other than in the ordinary course of business and in a manner consistent with past practice;

            (ix)  settle or compromise any disputed Tax liability in excess of $25,000 or make any Tax election other than in the ordinary course of business and consistent with past practice;

            (x)   make any material change in the policies, practices or principles of the Company as in effect on the date hereof with respect to accounting, preparation and filing of Tax Returns, reserving, underwriting or claims administration (other than any change required by applicable Laws, GAAP or SAP);

            (xi)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the GAAP Financial Statements or incurred in the ordinary course of business or contemplated by this Agreement;

            (xii) settle or compromise any action or threatened action (in each case, except for claims under policies and certificates of insurance within applicable policy limits), other than any settlement or compromise that involves solely cash payments not in excess or $500,000.00 or in the aggregate in excess of $2,500,000.00;

            (xiii) issue, renew or assume any policies of insurance, appoint any insurance agents or managing general agents, enter into any claims or service administration agreements or otherwise engage in the insurance business except in accordance with past practice;

            (xiv) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

            (xv) agree in writing or otherwise to take any of the foregoing actions.

          (b)   Sellers agree that the Company and the Subsidiaries shall manage their Company Investment Assets consistent with past practice.

          (c)   Sellers agree to notify Buyer, promptly (and in any event within five (5) Business Days) in writing, of the occurrence of any event that, with or without the giving of notice or passage of time or both, would constitute a breach by Sellers of any representation, warranty or covenant made by Sellers herein (including the occurrence of any Material Adverse Effect). Buyer agrees to notify the Sellers' Representative, promptly (and in any event within five (5) Business Days) in writing, of the occurrence of any event that, with or without the giving of notice or passage of time or both, would constitute a breach by Buyer of any representation, warranty or covenant made by Buyer herein.

          (d)   Each Seller agrees that it will not sell, transfer, pledge, hypothecate, divide, assign or otherwise alienate any Shares or Options prior to the Closing Date, except (i) the Optionholder may at any time exercise the Options in accordance with the terms thereof, and (ii) except as disclosed in Schedule 6.1(d).

        6.2.    No Solicitation.    Sellers, the Company and the Subsidiaries shall not, after the date hereof, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries or any business combination involving the Company or any of the Subsidiaries or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

        6.3.    Access to Information.    Between the date of this Agreement and the Closing Date, Buyer and its authorized representatives will be given access at reasonable times and upon reasonable notice to: (i) the Company and the Subsidiaries; and (ii) the Books and Records of the Company and the Subsidiaries. Sellers shall also provide representatives of Buyer with reasonable access upon request to other personnel of the Company and the Subsidiaries and to the Company's and the Subsidiaries' premises; provided, however, that any such access shall be conducted in a mutually satisfactory manner that is intended to preserve the confidentiality of the Transactions prior to Closing. All such information shall be kept confidential in accordance with the Confidentiality Agreement.

        6.4.    State Regulatory Approvals.    As soon as practicable after the date hereof, Buyer shall file all applications and other documents, and shall use commercially reasonable efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable Laws of the State of South Carolina, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the Transactions, in each case as promptly as is practicable. Sellers shall cause the Company and the Subsidiaries to take all such actions as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions as are reasonably requested by Sellers to assist in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

        6.5.    Additional Efforts.    Subject to the terms and conditions herein, provided each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law (including the HSR Act, if applicable), necessary to consummate and make effective the Transactions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, Sellers and Buyer shall take all such necessary action. Sellers and Buyer will execute any additional instruments necessary to consummate the Transactions.

        6.6.    Public Announcements.    No party hereto shall make any public announcement of the transactions contemplated by this agreement prior to obtaining the consent of the other parties hereto, except that (a) the Company may disclose to its Insurance Departments, Rating Agencies or lending institutions; (b) Buyer may disclose in connection with any financing transaction undertaken by Buyer; provided that the recipient is informed of the confidential nature of the information or (c) either party may disclose as may be required by Law.

        6.7.    Performance Share Plan.    Buyer acknowledges and agrees that the Company shall pay, at any time before, on or after the Closing Date, a total of $1,800,000 (the amount accrued on the December Balance Sheet for the Company's Performance Share Plan), regardless of the actual amount which would be determined under the Performance Share Plan to be payable, as follows: (i) to participants under the Performance Share Plan in the amounts determined thereunder and (ii) to any person as discretionary sales incentive bonuses in such amounts as may be determined by the Board of Directors of the Company. Any amounts payable by the Company for such purposes in excess of $1,800,000 shall be treated as Sellers Liabilities pursuant to Section 2.2(b)(i).

        6.8.    Release of Share Related Claims.    As of the Closing Date, Sellers severally but not jointly waive, release, and forever discharge Buyer and the Company, and their respective subsidiaries, affiliates, officers, directors, shareholders, managers, employees, representatives, successors, assigns, agents, and attorneys, from any and all claims, demands, suits, Losses, benefits, rights, and causes of action, in law or in equity, known or unknown, which each Seller has or may have had against Buyer and/or the Company regarding any shares of capital stock of the Company or any options to purchase shares of capital stock of the Company not set forth on Schedule A.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

        7.1.    Conditions Precedent to Obligations of Buyer.    The obligation of Buyer to consummate the purchase of the Shares as contemplated herein is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing Date of the following conditions precedent:

          (a)   there shall have occurred no Material Adverse Effect;

          (b)   the representations and warranties of Sellers contained in Article III and Article IV shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date and (ii) as otherwise contemplated or permitted by this Agreement;

          (c)   Sellers and/or the Company, as the case may be, shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by them or it on or before the Closing Date;

          (d)   Sellers, the Company and the Subsidiaries shall have obtained all of their respective Required Consents which do not contain any condition which would have a Material Adverse Effect;

          (e)   any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired;

          (f)    Buyer shall have received a certificate of each individual Seller and a representative of each entity Seller, in a form satisfactory to counsel for Buyer, certifying fulfillment of the matters referred to in Section 7.1 (a) through (d);

          (g)   all proceedings, corporate or other, to be taken by Sellers and the Company in connection with the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Sellers and the Company shall have made available to Buyer for examination the originals or true and correct copies of all documents that Buyer may reasonably request relating to the Company or the Subsidiaries in connection with the Transactions;

          (h)   the Escrow Agreement shall have been executed by the parties thereto;

          (i)    Buyer shall have received the Opinion of Sellers' Counsel;

          (j)    Buyer shall have received executed resignations of those directors of the Company who have been designated by Buyer;

          (k)   Buyer shall have received a certificate of the Secretary or similar officer of each entity Seller in customary form;

          (l)    if the Closing occurs prior to November 15, 2004, the Risk-Based Capital Ratio (as defined below) of the Company as of December 31, 2003 (based on the SAP Financial Statements as of and for the year ended December 31, 2003) and as of June 30, 2004 (based on the SAP Financial Statements as of and for the three months ended June 30, 2004) shall not have been less than 288%; or if the Closing occurs on or after November 15, 2004, the Risk-Based Capital Ratio of the Company as of December 31, 2003 (based on the SAP Financial Statements as of and for the year ended December 31, 2003) and as of September 30, 2004 (based on the SAP Financial Statements as of and for the three months ended September 30, 2004) shall not have been less than 280%. "Risk-Based Capital Ratio" means the ratio determined by dividing (i) Total Consolidated Adjusted Capital of the Company (as defined in the SAP Financial

  Statements) by (ii) two times the Authorized Control-Level Capital of the Company (as defined in the SAP Financial Statements) as of the applicable date;

          (m)  the Actual Net Worth of the Company as of June 30, 2004, or if the Closing occurs after November 15, 2004, as of September 30, 2004, shall have been not less than $170,000,000.00. KMG shall be permitted to have its representatives observe and discuss with the Company the calculation of the Actual Net Worth of the Company as of the applicable date;

          (n)   neither Rating Agency shall have decreased its rating for the Company below A-;

          (o)   Buyer shall have received a prospective rating from each Rating Agency of at least A- with respect to the Company on a pro forma basis assuming completion of the Transactions;

          (p)   except as disclosed in the Schedules to this Agreement, there shall not have been any negative change in, and the Company or any of the Subsidiaries shall not have received any notice of any prospective negative change in, the licensing status of the Company or any of the Subsidiaries in any state where the Company or any of the Subsidiaries is licensed to sell insurance products, where such change or prospective change would be reasonably likely to have a Material Adverse Effect;

          (q)   except as disclosed in the Schedules to this Agreement, none of Company or any of the Subsidiaries shall have received any notice of any claim, lawsuit, enforcement action, legal proceeding, violation, fine, penalty or other material adverse action recorded, pending or threatened against Company or any of the Subsidiaries, which would, if realized, be reasonably likely to have a Material Adverse Effect. None of the Sellers shall have received any notice of any claim, lawsuit, enforcement, action, legal proceeding, violation, fine, penalty or other action recorded, pending or threatened against any of them which would, if realized, adversely affect the ability of Sellers to close the Transactions;

          (r)   the Company shall have received (and shall not have distributed any portion of) the Option Price, and shall have withheld any amount it is required to withhold pursuant to the Code or any other Law relating to Taxes in connection with the delivery of Shares pursuant to the Options;

          (s)   all outstanding options, warrants and other securities or rights exercisable for Shares shall have been exercised in full or terminated;

          (t)    the Company shall have cancelled its Performance Share Plan and shall not have made any additional contributions to such plan since December 31, 2003; and

          (u)   Buyer shall have completed the offering and sale of shares of its common stock raising gross proceeds of at least $220,000,000.00 in new equity capital.

        7.2.    Conditions Precedent to Obligations of Sellers.    The obligation of Sellers to consummate the sale of the Shares as contemplated herein is subject to the satisfaction, or waiver by Sellers, at or prior to Closing Date of the following conditions precedent:

          (a)   the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

          (b)   Buyer shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Closing Date;

          (c)   any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired;

          (d)   Sellers shall have received a certificate of an officer of Buyer, in a form satisfactory to counsel for Sellers, certifying fulfillment of the matters referred to in this Section 7.2(a) and (b);

          (e)   all proceedings, corporate or other, to be taken by Buyer in connection with the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers and Sellers' counsel, and Buyer shall have made available to Sellers for examination the originals or true and correct copies of all documents that Sellers may reasonably request in connection with the Transactions;

          (f)    Sellers shall have received the Opinion of Buyer's Counsel, dated the Closing Date;

          (g)   Sellers shall have received a certificate of the Secretary of Buyer in customary form; and

          (h)   Buyer shall not have received any notice of any claim, lawsuit, enforcement, action, legal proceeding, violation, fine, penalty or other action recorded, pending or threatened against Buyer which would, if realized, materially adversely affect the ability of Buyer to close the Transactions.

ARTICLE VIII
INDEMNITIES AND ADDITIONAL COVENANTS

        8.1.    Sellers' Indemnity.

          (a)    Indemnification.    After the Closing, subject to the limitations set forth in this Section 8.1, Sellers hereby severally agree to indemnify and hold Buyer, the Company and their respective Affiliates (collectively, the "Buyer Indemnified Parties") harmless from and against and reimburse the Buyer Indemnified Parties for, any and all Buyer Claims that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Sellers in this Agreement; (ii) any failure of Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement; (iii) the Sellers Liabilities; (iv) the IRS Notice; and (v) the matter described in Section (e)(8) of Schedule 4.19; provided, however, that none of the Buyer Indemnified Parties shall make any Buyer Claim against the Escrow Fund for the failure of any Seller to carry out, perform, satisfy or discharge any Seller's covenants, agreements, undertakings, liabilities or obligations under Section 9.5. Notwithstanding the foregoing, Buyer Claims shall not include (y) claims regarding whether the benefit obligations under the Company's Noncontributory Benefit Plan have been appropriately determined or (z) claims regarding Company reserves pertaining to the group conversion business written on the policy forms listed on Schedule 8.1 and reinsured by the Company pursuant to a Reinsurance Agreement dated July 1, 1995 (Treaty No. KICMET-1) between Metropolitan Life Insurance Company and the Company and a Reinsurance Agreement dated July 1, 1995 (Treaty No. CRCMET-1) between Metropolitan Life Insurance Company and Central Reassurance Corporation (which later merged into the Company).

          (b)    Survival.    Notwithstanding the foregoing, Sellers shall not be required to indemnify, hold harmless or reimburse the Buyer Indemnified Parties pursuant to Section 8.1(a) unless such right to indemnification is asserted by a Buyer Indemnified Party by notice (based on specifically identified facts) to Shareholders' Representative and the Optionholder within the following time periods:

            (i)    with respect to the representations and warranties set forth in Section 3.4, without time limitation;

            (ii)   with respect to the representations and warranties set forth in Sections 4.17 or 4.18(d), (e), (h) and (i) within the earlier of (y) the expiration of the applicable statute of limitations (including any extensions requested by the IRS or any Governmental Authority) for the underlying claim which forms the basis of the Buyer Indemnified Party's assertion of such right to indemnification or (z) four (4) years after the Closing Date;

            (iii)  with respect to the representations and warranties set forth in Sections 4.7 or 4.19, within the earlier of (y) the expiration of the applicable statute of limitations (including any extensions requested by any Governmental Authority) for the underlying claim which forms the basis of the Buyer Indemnified Party's assertion of such right to indemnification or (z) three (3) years after the Closing Date;

            (iv)  with respect to the representations and warranties set forth in Section 4.27, within three (3) years after the Closing Date;

            (v)   with respect to all covenants set forth in Article VI, within two (2) years after the Closing Date; and

            (vi)  with respect to all other representations and warranties set forth in Article III and Article IV and post closing covenants set forth in Article IX, within eighteen (18) months after the Closing Date; provided, that any Buyer Claims with respect to Sections 9.3 and 9.5 may be made for so long as those Sections continue in effect.

          (c)    Notice and Defense.    Promptly after receipt by a Buyer Indemnified Party of notice of an Action or other event giving rise to a Buyer Claim with respect to which such Buyer Indemnified Party is entitled to indemnification under this Section 8.1, the Buyer Indemnified

  Party shall notify (the "Buyer Claim Notice") Shareholders' Representative and the Optionholder in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Sellers. Sellers shall have the option, but not the obligation, and shall notify the Buyer Indemnified Party in writing (the "Seller Election Notice") within ten (10) Business Days after receipt of the Buyer Claim Notice of its election, to either: (A) participate (at the expense of Sellers) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by the Buyer Indemnified Party) or (B) take charge of and control the defense of such Action or Buyer Claim (at the expense of Sellers). If Sellers elect to control the defense, they will not consent to the entry of judgment or compromise or settle the Action or Buyer Claim without Buyer's written consent (which shall not be unreasonably withheld or delayed with respect to items in clauses (X) and (Y) below) if (X) the amount to be paid pursuant to such judgment, compromise or settlement exceeds the maximum allowable amounts to be paid to Buyer Indemnified Parties pursuant to Section 8.1(d) and (e) , (Y) such judgment, compromise or settlement does not include a provision releasing the Buyer Indemnified Party from all liabilities with respect thereto or (Z) such judgment, compromise or settlement imposes any obligation on a Buyer Indemnified Party other than the payment of monetary damages. If the Shareholders' Representative fail to notify the Buyer Indemnified Party of Sellers' election within the applicable response period, then Sellers shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If Sellers elect to assume the defense of any Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party unless: (1) the named parties in such Action or Buyer Claim (including any impleaded parties) include both the Buyer Indemnified Party and any Sellers and the Buyer Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Sellers, (2) the Buyer Indemnified Party has been advised by counsel that representation by Sellers is inappropriate in light of an actual or potential conflict of interest between them, or (3) the Buyer Indemnified Party has reasonably determined that Buyer Claims that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the maximum allowable amounts to be paid to Buyer Indemnified Parties Pursuant to Section 8.1(d) and (e) (in which case, Sellers shall not have the right to control the defense of such Action or Buyer Claim on behalf of the Buyer Indemnified Party, it being understood, however, that Sellers shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred). If Sellers do not control the defense of any Action or Buyer Claim, then the Buyer Indemnified Party may settle such Action or Buyer Claim only with the written consent of the Shareholders' Representative (not to be unreasonably withheld or delayed).

          (d)    Escrow Fund.

            (i)    Subject to the limitations set forth below, Buyer Claims shall be paid from the Escrow Fund. Notwithstanding the foregoing and except for Exceptional Claims and as set forth below, Sellers shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) of Section 8.1(a) unless and until the amount of all

    Buyer Claims incurred by the Buyer Indemnified Parties pursuant to Section 8.1(a) exceeds $750,000.00 in the aggregate (the "Initial Deductible"), in which event the Buyer Indemnified Parties may recover all Buyer Claims incurred to which they are entitled to indemnity under clauses (i), (ii) or (v) of Section 8.1(a), in excess of the Initial Deductible from the first dollar above the Initial Deductible up to the amount remaining in the Escrow Fund at the time of the payment; provided, however, with respect to claims for which notice is given more than three (3) years after the Closing Date, except for Exceptional Claims and as set forth below, Sellers shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) of Section 8.1(a) unless and until the amount of all Buyer Claims incurred by the Buyer Indemnified Parties pursuant to Section 8.1(a) exceeds $1,000,000.00 in the aggregate (the "Extended Deductible"), in which event the Buyer Indemnified Parties may recover all Buyer Claims incurred to which they are entitled to indemnity under clauses (i), (ii) or (v) at Section 8.1(a), in excess of the Extended Deductible from the first dollar above the Extended Deductible up to the amount remaining in the Escrow Fund at the time of the payment.

            (ii)   Except for Exceptional Claims, Buyer Claims may be made only against the Escrow Fund and shall not be made directly against Sellers.

            (iii)  Notwithstanding the provisions of the introductory clause to Article IV, Buyer Claims may be made against the Escrow Fund as a whole and without allocation among Sellers.

            (iv)  Notwithstanding the foregoing, Buyer Claims with respect to the provisions of Sections 2.6 or 2.8, with respect to the Sellers Liabilities, or with respect to the IRS Notice may be made without regard to the Initial Deductible.

          (e)    Maximum Obligation.    Sellers' aggregate obligation to indemnify, hold harmless or reimburse the Buyer Indemnified Parties for any Buyer Claims incurred in connection with Section 8.1(a) (including Exceptional Claims) shall in no event exceed the amount of the Final Purchase Price. Subject to the provisions of Section 8.1(d)(ii) and (iii), the aggregate obligation of any Seller to indemnify, hold harmless or reimburse the Buyer Indemnified Parties for any Buyer Claims incurred in connection with Section 8.1(a) shall in no event exceed such Seller's Pro Rata Share of the amount of the Final Purchase Price.

          (f)    Other Matters.    In applying the limitations on Buyer Claims provided in this Section 8.1 (including the survival periods in Section 8.1(b)) the following rules shall apply:

            (i)    Sections 4.7, 4.17, and 4.18(d), (e), (h) and (i) contain the sole representations and warranties of Sellers regarding the matters covered by these sections, notwithstanding the fact that a breach or inaccuracy of the representations and warranties in Section 4.7, 4.17, or 4.18(d), (e), (h) or (i) would also, but for this Section 8.1(f)(i), be a breach or inaccuracy of Sellers' other representations and warranties in Article IV. No Buyer Claim which could be made under Section 4.7, 4.17, or 4.18(d), (e), (h) or (i) may be made under any other Section of this Agreement.

            (ii)   Section 4.27 contains the sole representations and warranties of Sellers regarding the matters covered by these sections, notwithstanding the fact that a breach or inaccuracy of the representations and warranties in Section 4.27 would also, but for this Section 8.1(f)(ii) , be a breach or inaccuracy of Sellers' other representations and warranties in Article IV. No Buyer Claim which could be made under Section 4.27 may be made under any other Section of this Agreement.

        8.2.    Buyer's Indemnity.

          (a)   Buyer hereby agrees to indemnify and hold Sellers and their respective Affiliates (collectively, the "Seller Indemnified Parties") harmless from and against, and reimburse the Seller Indemnified Parties for, any and all Seller Claims that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement and (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement.

          (b)   Notwithstanding the foregoing, Buyer shall not be required to indemnify, hold harmless or reimburse the Seller Indemnified Parties pursuant to Section 8.2(a) in respect of the representations and warranties made by Buyer unless such right to indemnification is asserted by a Seller Indemnified Party by notice to Buyer within the following time periods:

            (i)    with respect to all covenants set forth in Article VI, within two (2) years after the Closing Date, and

            (ii)   with respect to all representations and warranties set forth in Article V, and post-closing covenants set forth in Article IX, within eighteen (18) months after the Closing Date; provided, that any Seller Claim with respect to Sections 9.3 and 9.6 may be made for so long as those Sections continue in effect.

          (c)   Promptly after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a Seller Claim with respect to which such Seller Indemnified Party is entitled to indemnification, the Seller Indemnified Party shall notify (the "Seller Claim Notice") Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Buyer. Buyer shall have the option, but not the obligation, and shall notify each Seller Indemnified Party in writing (the "Buyer Election Notice") within ten (10) Business Days after receipt of the Seller Claim Notice of its election, to either: (A) participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by the Seller Indemnified Party) or (B) take charge of and control defense of such Action or Seller Claim (at its own expense). If Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If Buyer elects to assume the defense of any Action or Seller Claim, Buyer will not consent to the entry of judgment or compromise or settle the Action or Seller Claim without the Shareholders' Representative's consent (which shall not be unreasonably withheld or delayed) if (y) such judgment, compromise or settlement does not include a provision relieving such Seller Indemnified Party from all liabilities with respect thereto or (z) such judgment, compromise or settlement imposes any obligation on a Seller Indemnified Party other than the payment of monetary damages.    If Buyer elects to assume the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of the Seller Indemnified Party unless: (1) the named parties in such Action or Seller Claim (including any impleaded parties) include both the Seller Indemnified Party and Buyer or the Company and the Seller Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Buyer or the Company or (2) the Seller Indemnified Party has been advised by counsel that representation by Buyer is inappropriate in light of an actual or potential conflict of interest between them (in which case, Buyer shall not have the right to assume the defense of such Action or Seller Claim on behalf of the Seller Indemnified Party, it being understood, however, that Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred). If Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party may settle such Action or Seller Claim only with the written consent of Buyer (not to be unreasonably withheld).

        8.3.    Exclusive Remedy.    After the Closing, the parties' sole and exclusive recourse against each other for any Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of this Article VIII, except for Losses attributed to Sellers' Intentional Fraud or Buyer's Intentional Fraud. Sellers shall not have any right of contribution from the Company or the Subsidiaries with respect to any Buyer Claim.

        8.4.    Recoveries.    Each party agrees that it will use all commercially reasonable efforts to obtain insurance proceeds under existing policies and recoveries available from third parties. The amount of indemnification payable under Article VIII shall be reduced by (a) the amount of any Tax savings actually realized, or that would have been realized if claimed, as a result of the Loss by the indemnified party before the indemnification payment is made plus the present value (based on a discount rate of five percent (5%) per annum) of any Tax savings reasonably expected to be realized thereafter (excluding any Tax savings taken into account as savings that previously would have been realized if claimed) as a result of the Loss by the indemnified party, (b) the amount of insurance proceeds or other recoveries actually received by the indemnified party (net of any expenses incurred relating to such insurance claim), and (c) with respect to a Buyer Claim, any reserve specifically accrued on the Closing Date Balance Sheet with respect to the Loss.

        8.5.    Mitigation and Cooperation.    Each party agrees that it will use all commercially reasonable efforts to mitigate any Losses giving rise to any claim for indemnification under Article VIII. Each party also agrees to cooperate with the other party in order to mitigate any such Losses, including taking actions with respect to third parties.

        8.6.    Adjustment to Final Purchase Price.    All indemnification payments under this Article VIII will be deemed to be adjustments to the Final Purchase Price.

ARTICLE IX
POST CLOSING COVENANTS

        9.1.    Cooperation With Respect to Tax.    Sellers agree to cooperate with Buyer, and Buyer agrees to cooperate with Sellers, to the extent reasonably necessary in connection with the filing, pursuant to any provision of the Code or regulations thereunder, of any information return or other document relating to Buyer's acquisition of the Company and any of the other Transactions. With respect to any federal and state income Tax Returns that are due after the Closing Date (whether by virtue of the normal due date or valid extensions) but that (i) relate to either the year ended December 31, 2003 or the period beginning January 1, 2004 and ending with the Closing Date and (ii) are not prepared and filed on or before the Closing Date, Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all such Tax Returns for the Company and the Subsidiaries. Buyer shall send a draft of any such Tax Return to Shareholders' Representative at least thirty (30) days prior to filing, and permit Shareholders' Representative to review and comment in writing (all such comments to be delivered to Buyer at least fifteen (15) days prior to filing) on each such Tax Return described in the preceding sentence (excluding items not relating to the period ending with the Closing Date). With respect to any change to any such Tax Return as reasonably requested in such comments by Shareholders' Representative that relate to the period ending with the Closing Date, either Buyer will cause such change to be made to such Tax Return or such change will be deemed to have been made for purposes of determining any indemnification liability of Sellers under this Agreement for the Taxes reported on such Tax Return.

        9.2.    Records.    Buyer shall cause the Company and the Subsidiaries to preserve and keep, free of charge, all original books, papers and records of the Company and the Subsidiaries that are in the possession of the Company or any of the Subsidiaries at the Closing Date in accordance with Buyer's corporate document retention policy. Buyer agrees to permit Sellers and their attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of Sellers, shall be performed at the place where such books, papers and records are regularly maintained and shall not interfere unreasonably with Buyer's, the Company's or the Subsidiaries' normal business activities.

        9.3.    Litigation Support.    In the event and for so long as Buyer, the Company, any of the Subsidiaries or Sellers are actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the Transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of the Subsidiaries, each of the other parties will reasonably cooperate with it and its counsel in the contest or defense, reasonably make available their personnel and provide such testimony and reasonable access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

        9.4.    Further Assurances.    In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take, without additional consideration, such further action (including the execution and delivery of such further instruments and documents) as any other parties reasonably may request.

        9.5.    Covenant Not to Compete.    For a period of five (5) years from and after the Closing Date, none of Sellers, individually or in the aggregate, directly or indirectly, shall own a controlling interest in any life insurance company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

        9.6.    Liability Insurance Coverage.    After the Closing, Buyer shall cause the Company and the Subsidiaries to keep in force liability insurance coverage (including errors and omissions, directors' and officers' and general commercial liability coverage) substantially similar to that described on Schedule 9.6 during the period in which any Buyer Claim to which such insurance might be applied may be made, but not to exceed a period of six (6) years from the Closing Date.

ARTICLE X
TERMINATION; AMENDMENT; WAIVER

        10.1.    Termination.    This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

          (a)   by mutual written consent of Buyer and Sellers;

          (b)   by Buyer at any time following Buyer becoming aware that Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, if Buyer has notified Sellers of the breach and the breach has continued without cure for a period of twenty (20) days after the notice of breach;

          (c)   by Sellers at any time following Sellers becoming aware that Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, if Sellers have notified Buyer of the breach and the breach has continued without cure for a period of twenty (20) days after the notice of breach;

          (d)   by Buyer or Sellers if the Closing Date shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing Date to occur on or before such date; or

          (e)   by Buyer or Sellers, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

        10.2.    Effect of Termination.    Except as set forth in Section 10.3, if this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for any willful breach of this Agreement.

        10.3.    Termination Payment.    In the event that this Agreement is terminated pursuant to any part of Section 10.1, other than Section 10.1(c), Sellers shall cause the Company to make the following payments: (a) all payments due to Hart & Hickman, P.C. in connection with the environmental review of the Company; (b) payments due to Ernst & Young, LLP in connection with the accounting matters associated with the offering described in Section 7.1(u); and (c) $125,000.00 to Buyer as reimbursement for certain transaction expenses.

        10.4.    Waiver.    If any of the conditions set forth in Section 7.1 has not been satisfied, Buyer may nevertheless elect to waive such conditions and proceed with the consummation of the Transactions. If any of the conditions set forth in Section 7.2 of this Agreement has not been satisfied, Sellers may nevertheless elect to waive such conditions and proceed with the consummation of the Transactions.

ARTICLE XI
MISCELLANEOUS

        11.1.    Entire Agreement; Amendment.    This Agreement and the documents referred to herein (including the Confidentiality Agreement) and to be delivered pursuant hereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. Without limiting the generality of the foregoing, the Original Agreement is hereby superseded by this Agreement and of no further force and effect. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Buyer, Shareholders' Representative and the Optionholder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        11.2.    Expenses.    Except as otherwise provided in Section 10.3 or in this Section 11.2, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the Transactions. Buyer acknowledges and agrees that up to $300,000 of Sellers' legal expenses and other expenses related to the Transactions may be paid by the Company without any decrease in the Initial Purchase Price or the Final Purchase Price. Any such expenses in excess of $300,000 will be included as Sellers Liabilities and will be paid as provided in Section 2.2(b)(i). For this purpose, no fees paid by the Company to Hart & Hickman, P.C. in connection with its Environmental review of the Company, any costs related to the abatement of asbestos or the remediation of other Environmental conditions in response to such Environmental review by Hart & Hickman, P.C. or other environmental consultants, or fees paid to Ernst & Young, LLP shall be counted against the $300,000 amount referred to in the immediately preceding sentence. Buyer acknowledges that Buyer shall pay any HSR Act filing fee in connection with the Transactions.

        11.3.    Governing Law.    This Agreement shall be construed and interpreted according to the laws of the State of North Carolina, without regard to the conflicts of law rules thereof.

        11.4.    Assignment.    This Agreement and each party's respective rights hereunder may not be assigned by operation of Law or otherwise at any time except as expressly set forth herein without the prior written consent of the other parties.

        11.5.    Notices.    All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.5:

If to Sellers prior to the Closing:	c/o Shareholders' Representative
or in the case of the Shareholders' Representative:	The Springs Company 104 East Springs Street P.O. Drawer 460 Lancaster, SC 29721 Attention: William G. Taylor Telecopy: (803) 286-3295
If to the Optionholder:	Stanley D. Johnson 1437 Westmoreland Drive Lancaster, SC 29720
If to Sellers, Shareholders' Representative or the Optionholder, with a copy to:	Kennedy Covington Lobdell & Hickman, L.L.P. Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, NC 28202 Attention: Eugene C. Pridgen, Esq. Telecopy: (704) 353-3176
If to Buyer, or to the Company after the Closing:	Kenneth Kuk 6306 Maple Ridge Excelsior, MN 55331 Telecopy: (952) 474-8676

With a copy to:	Hunton & Williams LLP One Hannover Square Suite 1400 Fayetteville Street Mall Raleigh, North Carolina 27601 Attention: Timothy S. Goettel, Esq. Telecopy: (919) 833-6352

        11.6.    Counterparts; Headings.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        11.7.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

        11.8.    Interpretation.    Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein. Whenever the word "include," "includes" or "including" are used in this Agreement, it shall be deemed to be followed by the words "without limitation."

        11.9.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the Transactions are fulfilled to the extent possible.

        11.10.    No Reliance.    No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement; Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer and Sellers contained in this Agreement.

        11.11.    Survival; Schedules.    The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other parties, notwithstanding any investigation heretofore or hereafter made by the other parties. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless such Schedule identifies the exception with reasonable particularity and discloses the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

KMG AMERICA CORPORATION
By:	/s/ KENNETH U. KUK
Name: Kenneth U. Kuk Title: Chairman, President and Chief Executive Officer
SELLERS:
The Springs Company
By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
Crandall Close Bowles Management Trust No. 3-M Dated 10/25/68
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
[Signature page to Stock Purchase Agreement]

Leroy S. Close Management Trust No. 5-M Dated 6/22/71
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
Patricia Close Management Trust No. 6-M Dated 1/8/73
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
Hugh W. Close, Jr. Management Trust No. 8-M Dated 1/12/79
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
[Signature page to Stock Purchase Agreement]

	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
Derick S. Close Management Trust No. 9-M Dated 8/11/80
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
Katherine A. Close Management Trust No. 10-M Dated 5/5/82
By:	The Springs Company, Trustee
	By:	/s/ WILLIAM G. TAYLOR Name: William G. Taylor Title: President
	By:	/s/ HARRY B. EMERSON Name: Harry B. Emerson Title: Senior Vice President
[Signature page to Stock Purchase Agreement]

Trust No. T-3, u/w Elliott Springs f/b/o Crandall Close Bowles
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
Trust No. T-4, u/w Elliott Springs f/b/o Frances A. Close
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
[Signature page to Stock Purchase Agreement]

Trust No. T-5, u/w Elliott Springs f/b/o Leroy S. Close
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
Trust No. T-6, u/w Elliott Springs f/b/o Patricia Close
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee
[Signature page to Stock Purchase Agreement]

Trust No. T-7, u/w Elliott Springs f/b/o Elliott S. Close
By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
Trust No. T-8, u/w Elliott Springs f/b/o Hugh W. Close, Jr.
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ DERICK S. CLOSE Derick S. Close, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
[Signature page to Stock Purchase Agreement]

Trust No. T-9, u/w Elliott Springs f/b/o Derick S. Close
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close, Trustee	By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ HUGH W. CLOSE Hugh W. Close, Trustee	By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles, Trustee	By:	/s/ FRANCES A. CLOSE Frances A. Close, Trustee
		By:	/s/ LEROY S. CLOSE Leroy S. Close, Trustee
		By:	/s/ PATRICIA CLOSE Patricia Close, Trustee
Crandall C. Bowles Family Real Estate Limited Partnership
		By:	/s/ CRANDALL C. BOWLES Crandall C. Bowles General Partner
Frances A. Close Family Real Estate Limited Partnership
		By:	/s/ FRANCES A. CLOSE Frances A. Close General Partner
Hugh W. Close, Jr. Family Real Estate Limited Partnership
		By:	/s/ HUGH W. CLOSE, JR. Hugh W. Close, Jr. General Partner
[Signature page to Stock Purchase Agreement]

Derick S. Close Family Real Estate Limited Partnership
By:	/s/ DERICK S. CLOSE Derick S. Close General Partner
Katherine A. Close Family Real Estate Limited Partnership
By:	/s/ KATHERINE A. CLOSE Katherine A. Close General Partner
Trust No. 11-B-3, u/t Frances Ley Springs f/b/o Crandall C. Bowles
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 11-B-4, u/t Frances Ley Springs f/b/o Frances A. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
[Signature page to Stock Purchase Agreement]

Trust No. 11-B-5, u/t Frances Ley Springs f/b/o Leroy S. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 11-B-6, u/t Frances Ley Springs f/b/o Patricia Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 11-B-7, u/t Frances Ley Springs f/b/o Elliott S. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 11-B-8, u/t Frances Ley Springs f/b/o Hugh W. Close, Jr.
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
[Signature page to Stock Purchase Agreement]

Trust No. 11-B-9, u/t Frances Ley Springs f/b/o Derick S. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 11-B-10, u/t Frances Ley Springs f/b/o Katherine A. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
Trust No. 10-D, u/t Frances Ley Springs f/b/o Katherine A. Close
By:	/s/ ANNE S. CLOSE Anne S. Close, Trustee
By:	/s/ JAMES BRADLEY James Bradley, Trustee
By:	/s/ ELLIOTT S. CLOSE Elliott S. Close
By:	/s/ STANLEY D. JOHNSON Stanley D. Johnson
[Signature page to Stock Purchase Agreement]

SDJ Partners, L.P.
By:	/s/ STANLEY D. JOHNSON Stanley D. Johnson Managing General Partner
[Signature page to Stock Purchase Agreement]

Exhibit 1.67

Net Worth Methodology

        For the purposes of calculating the Actual Net Worth of the Company as of an applicable date, consolidated total assets and total liabilities of the Company shall be prepared in accordance with GAAP on a basis consistent with the Company's historical financial statements (except for the absence of notes).

        With respect to any period after December 31, 2003, (a) realized investment gains/losses or change in unrealized gains/losses since December 31, 2003 (in each case net of applicable taxes), (b) proceeds from the exercise of the Options, and (c) any income tax asset or benefit arising from compensation expense associated with the exercise of the Options shall be excluded from the total assets of the Company.

        For the foregoing purposes, the Company's revenue and expense recognition on its income statement for any period after December 31, 2003, shall be consistent with historical revenue and expense recognition practices and investment gains and losses will be excluded from the income statement for any such period.

        For the foregoing purposes, Sellers understand that Buyer may (or may cause the Company to) increase the reserves or otherwise adjust the financial statements for the Company and the Subsidiaries with respect to (i) the benefit obligations under the Company's Noncontributory Benefit Plan or (ii) the group conversion business written on the policy forms listed on Schedule 8.1 and reinsured by the company pursuant to a Reinsurance Agreement dated July 1, 1995 (Treaty No. KICMET-1) between Metropolitan Life Insurance Company and the Company and a Reinsurance Agreement dated July 1, 1995 (Treaty No. CRCMET-1) between Metropolitan Life Insurance Company and Central Reassurance Corporation (which later merged into the Company). Sellers and Buyer agree that no such increase or adjustment shall in any manner whatsoever affect the preparation of the Closing Date Balance Sheet for purposes of determining the Closing Date Net Worth.

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AMENDED AND RESTATED STOCK PURCHASE AGREEMENT BY AND AMONG THE SHAREHOLDERS AND OPTIONHOLDER OF KANAWHA INSURANCE COMPANY IDENTIFIED ON SCHEDULE A AND KMG AMERICA CORPORATION